UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AIM ImmunoTech Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

As previously announced by AIM ImmunoTech Inc. (the “Company” or “AIM”), Jonathan Thomas Jorgl (together, with the other participants in Mr. Jorgl’s solicitation, the “Dissident Group”) submitted documents to the Company purporting to provide notice (the “Purported Nomination Notice”) of Mr. Jorgl’s intent to nominate director candidates for election to the Company’s Board of Directors at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Company informed the Dissident Group that the Purported Nomination Notice was invalid due to its failure to comply with the Company’s Restated and Amended Bylaws. Mr. Jorgl sued the Company and its directors in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), seeking, among other remedies, declaratory judgment that the Purported Nomination Notice was valid. The Delaware Chancery Court scheduled a hearing on Mr. Jorgl’s motion for a preliminary injunction for October 5, 2022.

Today, the Company is providing an update on the litigation pending before the Delaware Chancery Court:

●	On September 28, 2022, AIM filed a Motion to Compel and for Adverse Inferences in the Delaware Chancery Court. A copy of the motion is attached.

●	On September 30, 2022, the Delaware Chancery Court granted AIM’s Motion to Compel and deferred ruling on AIM’s Motion for Adverse Inferences. A copy of the order is attached.

●	On October 4, 2022, AIM filed its answering brief in opposition to Mr. Jorgl’s request for a preliminary injunction. A copy of this brief is attached.

●	On October 5, 2022, the Delaware Chancery Court held a hearing on Mr. Jorgl’s request for a preliminary injunction. The Delaware Chancery Court’s ruling on Mr. Jorgl’s motion for a preliminary injunction is pending. The Company anticipates that the Delaware Chancery Court will be issuing its decision in the next several weeks, in advance of the Annual Meeting.

For the avoidance of doubt, AIM and its directors are the “Defendants” in the litigation initiated by Mr. Jorgl, who is the “Plaintiff”, in the Delaware Chancery Court. AIM intends to provide a further update on the litigation once the Delaware Chancery Court issues its ruling on Mr. Jorgl’s motion for a preliminary injunction.

The Company is providing these litigation documents for the convenience of stockholders and encourages stockholders to review them. Copies of all filings by parties to the litigation in the Delaware Chancery Court are available from the Delaware Chancery Court’s docket.

* * * * *

DEFENDANTS’ MOTION TO COMPEL AND FOR ADVERSE INFERENCES

* * * * *

ORDER GRANTING DEFENDANTS’ MOTION TO COMPEL AND DEFERRING RULING ON MOTION FOR ADVERSE INFERENCES

* * * * *

DEFENDANTS’ ANSWERING BRIEF IN OPPOSITION TO PLAINTIFF’S

MOTION FOR PRELIMINARY INJUNCTION

* * * * *

On October 12, 2022, AIM ImmunoTech Inc. (the “Company”) posted the below message on Stocktwits.com and Yahoo! Finance:

We have created an official company handle to share information and updates with shareholders about $AIM.

As we previously announced, the Board determined that the nominations of two director candidates received from Jonathan Jorgl did not comply with the Company’s bylaws and were invalid. Mr. Jorgl has sued AIM in a Delaware Court seeking to reverse the Board’s determination, and the Court held a hearing on Mr. Jorgl’s motion for a preliminary injunction on October 5, 2022. The Court’s ruling is currently pending.

We believe shareholders should be fully informed about the details around the litigation and the specifics we have learned about the individuals involved in Mr. Jorgl’s efforts. To that end, by way of a litigation update, today we filed several documents related to the hearing with the Securities and Exchange Commission and have posted them on the Company’s website https://aimimmuno.com/stockholder-meeting.

These documents include AIM’s brief in opposition to Mr. Jorgl’s motion for preliminary injunction, AIM’s motion to compel, and the Court’s order granting the motion to compel (and reserving decision on AIM’s request for an adverse inference due to Mr. Jorgl’s discovery abuses).

We will continue to keep shareholders updated as appropriate.

We also encourage shareholders to read our recent letter (https://aimimmuno.com/press-release/aim-immunotech-board-files-definitive-proxy-statement-and-sends-letter-to-shareholders/).

EFiled: Sep 28 2022 09:35PM EDT
Transaction ID 68185093
Case No. 2022-0669-LWW

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JONATHAN THOMAS JORGL, Plaintiff, v. AIM IMMUNOTECH INC., THOMAS K. EQUELS, WILLIAM MITCHELL, AND STEWART APPELROUTH, Defendants.	)	C.A. No. 2022-0669-LWW

DEFENDANTS' MOTION TO COMPEL AND FOR ADVERSE INFERENCES

Defendants AIM ImmunoTech Inc., Thomas Equels, William Mitchell, and Stewart Appelrouth move under Court of Chancery Rules 26 and 37 to compel discovery and for adverse inferences because of Plaintiff's intentional refusal to disclose highly relevant information in response to Defendants' interrogatories. Plaintiff's decision to conceal the involvement of Michael Xirinachs in response to Defendants' interrogatories resulted in Defendants' being unaware of his significant role, delaying their efforts to issue subpoenas. As a result, documents and testimony from Xirinachs will not be received in time to present to the Court at the preliminary injunction hearing, scheduled for October 5. Even though Plaintiff's counsel -- Baker & Hostetler LLP ("Baker") -- represents Xirinachs, Xirinachs refuses to

authorize Baker to accept service of a Xirinachs subpoena, and Baker, on behalf of Xirinachs, has taken the unsupportable position that the subpoena is tardy. Defendants respectfully request that the Court (1) compel responses to interrogatories with complete information about Xirinachs and any other person whose identity and role is responsive to the Interrogatories and (2) infer that Xirinachs' documents and testimony would have further supported the existence on July 8, 2022 of arrangements and understandings with Xirinachs pursuant to which Jorgls' nominations were made.

BACKGROUND

1. The parties hotly dispute whether Jorgl complied with AIM's bylaws in attempting to nominate directors. When the Board rejected Jorgl's nomination notice, the evidence was overwhelming -- even in the absence of discovery -- that Franz Tudor and other undisclosed individuals had arrangements and understandings to work collectively with Plaintiff and his two nominees (Chioini and Rice) on efforts to seize control of AIM. *See* Ex.1 at 10-25. In violation of the Bylaws, those arrangements and understandings were not disclosed.

2. Plaintiff has resisted discovery at every step, even stating that he "does not believe discovery is even warranted." Dkt.28 at 1. The Court disagreed. We are now in ***discovery***, and Defendants are entitled to all information in Plaintiff's possession, custody, or control to corroborate the Board's good-faith bases for

rejecting Jorgl's nomination notice. *Klig v. Deloitte LLP*, 2010 WL 3489735, at *7 (Del. Ch.) ("Discovery is called that for a reason. It is not called 'hide the ball.'") (citation omitted); *Rosenbaum v. CytoDyn Inc.*, 2021 WL 4775140 at *21 (Del. Ch.) (relying on evidence produced in discovery that "corroborated the Board's suspicion").

<u>The Interrogatories</u>

3. Defendants served 8 targeted interrogatories on Plaintiff.[1] Three are relevant to this motion:

- **Interrogatory No. 1** asks Jorgl to "[i]dentify all persons with knowledge of any facts supporting or refuting the facts alleged in the Complaint, and Describe the knowledge possessed by each such person." *Id.*
- **Interrogatory No. 3** asks Jorgl to "[i]dentify any individual or entity providing financing or funding for Your Complaint and/or Your prosecution of the Action." *Id.*
- **Interrogatory No. 6** asks Jorgl to "[i]dentify and Describe all Communications you have had with any person concerning the Jorgl Nomination Efforts." *Id.*

[1] Ex.2.

4. One purpose of these interrogatories was to get a full picture as soon as possible of the individuals involved so Defendants could pursue discovery from them. Xirinachs should have been disclosed in response to Interrogatory Nos. 1, 3, and 6. He was not. Defendants did not learn of Xirinachs until Plaintiff produced documents a full week after the interrogatory responses. Defendants have now learned that Xirinachs was integrally involved in the conspiracy.

<u>Xirinachs' Participation With the Jorgl Nomination</u>

5. Xirinachs is a client of Plaintiff's counsel (first disclosed during Rice's deposition on September 13) and is a co-founder of Rockwell Medical Technologies, Inc. with Chioini, where Tudor and Rice served as consultants. Ex.18 at 8; Ex.4 (Chioini) 20:1-6, 34:10-15. Like Tudor, Xirinachs has a criminal background.[2,3] On September 15, Jorgl publicly disclosed Xirinachs as a Participant in the proxy solicitation with Jorgl, Rice, Chioini, and Tusa. Ex.3 at 18-19.

[2] Three months ago, Xirinachs pled guilty (Ex.3 at 19) to charges that he fraudulently inflated the price of a company's stock (Ex.19 ¶¶4-5) and that he defrauded victims by using investor money to pay his own personal expenses and to pay off previous investors (*Id.* ¶¶8-10). Xirinachs has also been found liable for securities law violations in a civil suit (Exs.20, 21), in which the court found his testimony "lack[ed] credibility" and "rang untrue" (Ex.20 at 4).

[3] Tudor was indicted and pled guilty to securities fraud in connection with an insider trading scheme. Ex.1 at 11.

6. At his deposition, Chioini refused to commit to a date when Xirinachs started participating in Jorgl's nomination effort, but claimed that Xirinachs did not help with the nomination efforts before July 8 (the date Jorgl submitted the nomination notice) and that Xirinachs only later agreed to finance the cost of the nomination, proxy contest, and litigation. Chioini 74:15-76:24; 79:20-80:13. The contemporaneous documents and Chioini's privilege log tell a different story:

- On April 25, Chioini sent Xirinachs the 2021 AIM proxy statement. Ex.5.[4]
- On April 29, Chioini sent Xirinachs AIM's bylaws, pointing out the advance notice provision. Ex.6.
- On May 1, Chioini emailed Xirinachs: "I also want to have a call with Franz [Tudor] today re ***AIM deal*** …." Ex.7.[5]
- On May 3, Chioini forwarded to Tudor and Xirinachs a calendar invite to a call with counsel. Ex.8; Chioini 92:14-93:8.
- On June 15, after AIM rejected Lautz's defective nomination notice that included Chioini and around the time Chioini allegedly asked Lautz to re-nominate him (Compl. ¶41), Chioini, Xirinachs, and Tudor emailed about a FINRA investigation previously opened against Lautz. Ex.9.

---

[4] Xirinachs' email address is [redacted].

[5] Emphases added throughout unless otherwise noted.

- Between June 2 and July 8 (the day Jorgl submitted the nomination notice), Xirinachs appears on Chioini's privilege log 37 times. Ex.10 at 2-8. The descriptions include "Communication with counsel reflecting legal advice regarding ***nomination***, ***proxy contest***, and ***strategy for same***" and "Communication with counsel reflecting legal advice regarding ***engagement letter and board nomination***." *Id.*
- On June 23, Chioini texted Xirinachs and Rice: "Let's talk in the morning regarding 1000 share purchase and what needs to be done. ***The most critical part*** will be to get the shares once they're purchased sent to the shareholders physical address immediately by DTC or the transfer agent …." Ex.11.
- On June 27, Chioini and Xirinachs were emailing about AIM. The two attachments to the email were "AIMNominationLetter" and "SummaryofRequiredInfoandDefinitions." Chioini withheld the email and the attachments from production ***on common interest grounds***. Ex.10 at 6.
- After Jorgl purchased 1,000 AIM shares and before he submitted the nomination notice, ***he spoke with Xirinachs*** for help about the "most critical part" (Ex.11): transferring Jorgl's shares into record ownership. Ex.12 (Jorgl) 67:9-16.
- On July 5, Chioini included Xirinachs on an email because Xirinachs was "assisting with the transfer of Mr. Jorgl's 1,000 shares from street name into

record name," "every minute counted to get these shares into Mr. Jorgl's name," and Xirinachs "had experience with this and offered to help." Chioini 106:18-107:14. Contrary to Chioini's testimony (Chioini 76:20-24), Xirinachs was helping with the nomination efforts before July 8.

- Despite Plaintiff's claim that Tudor was not involved with the nominations, Ted Kellner's recently produced handwritten notes from July 9 indicate that "***Franz*** [***Tudor***] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini." Ex.13; *see also* Ex.14 (June 2 Tudor email to Kellner: "I have 2 strong candidates to run and get control of the BOD."); Ex.15 (June 21-22 Tudor text with Lautz; Lautz: "were you able to find someone to be the ***face*** of the activist?" Tudor: "***We*** are still looking ….").[6] As noted above, Xirinachs had been on emails with Tudor and Chioini about AIM.

- On Monday July 11 (the first business day after the nomination), Xirinachs emailed Chioini: "I couldn't devote any time to this [other] venture ***especially with the AIM process in full swing.***" Ex.16. Xirinachs later in the email chain revealed his hope for the AIM process: "The way I hope this all plays out is ***we get control of AIM***." *Id.* He twice referred to Jorgl's slate as "***our*** slate." *Id.*

[6] Kellner and Lautz are AIM stockholders and are part of the group with Tudor, Chioini, Xirinachs, Rice, and Jorgl, among others. *See generally* Ex.1 at 14-25.

- On July 12, Xirinachs (via email) introduced Chioini to Paul Tusa at River Rock, referring to Chioini as Xirinachs' "associate working on the AIM Immunotech deal." Ex.17 at TUSA_00000002. The email ends by Xirinachs assuring Chioini that Tusa is "aware of ***our*** plans regarding AIM …." *Id.*

7. Given this contemporaneous evidence, it is not credible for Plaintiff to contend Xirinachs was not involved or that Plaintiff did not know of his involvement. Indeed, Xirinachs helped Plaintiff with (and spoke to Plaintiff about) the most critical part of his effort to nominate: being a stockholder of record. Xirinachs was on numerous communications with Plaintiff's counsel about the proxy contest and board nomination both before July 8 and on July 11 and 12. Before July 8, Xirinachs was collaborating and sharing information in furtherance of a joint legal strategy related to the board nomination and proxy contest.[7] Just days after July 8, Xirinachs was emailing about "our slate" and his and Chioini's plans with respect to AIM.

<u>Meet and Confers</u>

8. By letter dated September 8, Defendants raised various issues with Plaintiff's objections and responses to the Interrogatories. Ex.22. During a meet

[7] Ex.10 at 6 (claiming common interest); *Titan Investment Fund II, LP v. Freedom Mortgage Corporation*, 2011 WL 532011, at *4 (Del Super.) ("[C]ommon interest privilege is appropriate where it is clear that the parties were collaborating and sharing information in furtherance of a joint legal strategy or objective ….")

and confer the same day and in a follow-up email, with respect to Interrogatory No. 1,[8] Plaintiff stated that Jorgl "is not withholding anything for which he has personal knowledge or that was within his possession, custody or control." Ex.23 at 9/9 (10:01 pm) email, #3 (normal font).[9] Defendants asked for clarification about how Plaintiff was defining "personal knowledge," seeking confirmation that Jorgl was not withholding information he learned about a particular event on the grounds that he did not personally experience the event. *Id.* (red, bold font). Plaintiff confirmed that unless Jorgl had information through firsthand observation or experience, he was withholding it. *Id.* at 9/11 (10:19 pm) email. In other words, if Chioini told Jorgl that Xirinachs was involved in a certain way, but Jorgl did not speak directly with Xirinachs about it, then Jorgl had withheld that information.

9. That position is directly contrary to the requirement of open and transparent discovery. But even if the position were correct, it does not matter because Jorgl spoke directly with Xirinachs and received assistance from Xirinachs. Paragraph 44 of the Complaint alleges that "Jorgl purchased 1,000 shares of AIM stock ***and proceeded with his plan to nominate Chioini and Rice for election to the***

[8] Interrogatory No. 1 asks for the identity of people with knowledge of any facts supporting or refuting the facts alleged in the complaint.

[9] Plaintiff's original email is in normal font; Defendants' response is in line with Plaintiff's email in red, bold font.

Board …." A "critical part" of that plan was transferring the AIM shares into Jorgl's name. (Ex.11). Jorgl knew Xirinachs had knowledge of and assisted with that part of the plan (*supra* ¶6; Jorgl 67:9-16), but Jorgl did not disclose Xirinachs in response to Interrogatory No. 1.

10. In response to Interrogatory No. 3, Jorgl refused -- on relevance grounds -- to provide any information about who was providing financing or funding for this litigation. *See* Ex.22 at 3-4; Ex.23 at 9/9 (10:01 pm) email, #7 (red, bold font is defense counsel's response). Defendants now know what Jorgl knew when he served the interrogatory responses: Xirinachs had paid certain expenses through his entity Looking Glass Capital Consultants Inc. ("Looking Glass"). Ex.3 at 18-19. Plaintiff's groundless relevance objection was simply another way to conceal Xirinachs' involvement.

11. Interrogatory No. 6 asks Jorgl to identify communications that he had with anyone concerning the Jorgl nomination efforts. Jorgl objected and, rather than identify anyone, stated that he was "not going to marshal irrelevant information." During the meet and confer, Plaintiff attempted to limit the scope of the interrogatory so it would not include Jorgl's wife or broker or other persons who may have helped with ministerial tasks associated with the transfer of the shares. Defendants now know this was an attempt to set up a justification for not disclosing Xirinachs, as Xirinachs had assisted Jorgl with the transfer of shares. Defendants agreed to that

limitation in a follow-up email (Ex.23 at 9/9 (10:01 pm) email, #5), but Plaintiff cannot rely on that limitation for his failure to disclose Xirinachs -- Xirinachs' involvement was more than ministerial and the proposed limitation was a misleading and disingenuous effort to try to avoid disclosure of critical information.

12. At bottom, Jorgl chose to hide the ball in responding to the Interrogatories to conceal the involvement of Xirinachs as long as possible so that Defendants would not have time to obtain discovery from Xirinachs.

Xirinachs Subpoena

13. Plaintiff's group did not produce any documents that included Xirinachs until September 9 at 10:42 pm. Defendants were able to process and review those documents the following morning. After learning of Xirinachs for the first time on September 10, Defendants prepared a subpoena to serve on him and initiated serving him on September 11. Because Jorgl did not identify Xirinachs in the interrogatory responses, Defendants had to track down an address. The first address they tried was unsuccessful. Then, on September 13, Defendants learned that Baker represents Xirinachs. Defendants asked Baker whether they would accept service of the subpoena. Baker responded that it was not authorized to accept the "tardy" subpoena, blaming ***Defendants*** for the tardiness. Ex.24.

14. Defendants were able to serve Looking Glass on September 21 at its registered office, which is Tusa's offices, and continue to attempt to serve Xirinachs

at other addresses that they have uncovered, but they have not been successful.[10] It is possible that Chioini tipped Xirinachs off to avoid process servers, as he did to Rice and Jorgl. Ex.25.

15. During Rice's deposition, Rice responded 3 times that Defendants should ask Xirinachs the question posed. Ex.26 (Rice) 132, 136. During Chioini's deposition, Chioini responded at least 6 times that Defendants should ask Xirinachs the question. Chioini at 203, 228, 229, 234, 237, 273. At the conclusion of Chioini's deposition, Defendants asked Plaintiff to reconsider Defendants' request that Baker accept service of the Xirinachs subpoena. Plaintiff's counsel again stated that Baker did not have authorization to accept service of the "untimely" subpoena. Chioini 276:6-280:3.

ARGUMENT

16. "Parties may obtain discovery regarding any non-privileged matter that is relevant to any party's claim or defense and proportional to the needs of the case, including … the identity and location of persons having knowledge of any discoverable matter." Ct. Ch. R. 26(b)(1). The "spirit of Rule 26(b) calls for all

[10] The Looking Glass subpoena was served pursuant to New York law and gives Looking Glass twenty days to respond to the subpoena, which would be after the October 5 hearing.

relevant information … to be brought out for inspection ….” *In re Oxbow Carbon LLC Unitholder Litigation*, 2017 WL 959396, at *1 (Del. Ch.) (citation omitted).

17. Jorgl insisted on an early hearing date,[11] argued that discovery was not necessary,[12] and then intentionally concealed Xirinachs in response to Defendants' Interrogatories. One purpose of the Interrogatories was to learn who was involved (including their addresses) and when, so that Defendants could seek discovery from those individuals, if appropriate. Had Jorgl answered the Interrogatories transparently and accurately (or, alternatively, had Xirinachs authorized Baker to accept service of the subpoena), Defendants would not be before the Court on this issue. But Jorgl hid the ball, and Xirinachs has refused to come into the light.

18. The Court should compel Jorgl immediately to respond to Interrogatory Nos. 1, 3, and 6 with complete and accurate information about Xirinachs and any other person whose identity is responsive to the Interrogatories (including providing the addresses of such persons, as required by the Interrogatory definitions).

19. “The Court has the power to issue sanctions for discovery abuses under its inherent equitable powers, as well as the Court's ‘inherent power to manage its own affairs.’” *Beard Research Inc. v. Kates*, 981 A.2d 1175, 1189 (Del. Ch. 2009)

---

[11] Dkt.24 at 5.

[12] Dkt.24 at 6 (discovery would be an “injustice”); Dkt.28 at 1, 6 (“Plaintiff prays the Court order discovery unwarranted ….”)

(citations omitted). An adverse inference is appropriate where a party has acted to "intentionally or recklessly destroy evidence" and the aggrieved party can make "some showing that the allegedly destroyed evidence . . . supported [its] position." *TR Invs., LLC* v. *Genger*, 2009 WL 4696062, at *17 (Del. Ch.), *aff'd*, 26 A.3d 180 (Del. 2011); *see Kan-Di-Ki, LLC* v. *Suer*, 2015 WL 4503210, at *29 (Del. Ch.); Ch. Ct. R. 37(e)(2).

20. While Defendants do not claim at this time that Jorgl destroyed actual evidence related to Xirinachs,[13] his intentional failure to disclose Xirinachs in his Interrogatory responses led to the same result for purposes of the preliminary injunction hearing.

21. As described above (*supra* ¶¶5-7), there is ample evidence to show that, if Xirinachs' documents were produced and he were deposed -- which now cannot occur in time for briefing and the hearing because of Jorgl's discovery abuses -- the information discovered would lend further substantial support to the existence on July 8 of numerous arrangements and understandings involving Xirinachs pursuant to which the nominations were made. Defendants respectfully request that the Court draw that adverse inference against Jorgl.

[13] Defendants asked Plaintiff's counsel about Chioini text messages that appear in Rice's production but not in Chioini's production. Plaintiff's counsel has not responded to that inquiry.

CONCLUSION

For all of these reasons, Defendants respectfully request that the Court grant Defendants' motion.

POTTER ANDERSON & CORROON LLP

By: */s/ Michael A. Pittenger*
Michael A. Pittenger (No. 3212)
William R. Denny (No. 2580)
Matthew F. Davis (No. 4696)
Nicholas D. Mozal (No. 5838)
Laura G. Readinger (No. 6237)
Carson R. Bartlett (No. 6750)
Shelby M. Thornton (No. 6938)
1313 N. Market Street
Hercules Plaza, 6th Floor
Wilmington, DE 19801
(302) 984-6000

Attorneys for Defendants AIM ImmunoTech Inc., Thomas K. Equels, William Mitchell, and Stewart Appelrouth

Dated: September 21, 2022

WORDS: 2,984

CERTIFICATE OF SERVICE

I hereby certify that on this 28th day of September, 2022, a copy of the foregoing *Public Version of Defendants' Motion to Compel and for Adverse Inferences* was served via *File & ServeXpress* upon the following attorneys of record:

Jeffrey J. Lyons, Esquire
BAKER & HOSTETLER LLP
1201 N. Market Street, Suite 1402
Wilmington, DE 19801

/s/ Nicholas D. Mozal
Nicholas D. Mozal (No. 5838)

GRANTED IN PART

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JONATHAN THOMAS JORGL, Plaintiff, v. AIM IMMUNOTECH INC., THOMAS K. EQUELS, WILLIAM MITCHELL, AND STEWART APPELROUTH, Defendants.	)	C.A. No. 2022-0669-LWW

[PROPOSED] ORDER GRANTING DEFENDANTS' MOTION TO COMPEL AND FOR ADVERSE INFERENCES

Upon consideration of Defendants' Motion to Compel and For Adverse Inferences;

IT IS HEREBY ORDERED this _____ day of ____________, 2022 that:

1. The Motion is GRANTED;

2. Plaintiff shall supplement and respond to Interrogatory Nos. 1, 3, and 6 with complete and accurate information about Michael Xirinachs and any other person whose identity and role is responsive to the Interrogatories;

3. Plaintiff knew of and failed to disclose Xirinachs in response to Defendants' interrogatories, thereby delaying Defendants in serving a subpoena on Xirinachs and preventing Defendants' from securing Xirinachs' documents and

testimony in advance of the preliminary injunction hearing scheduled for October 5, 2022; and

4. An adverse inference is hereby drawn against Plaintiff that Xirinachs' documents and testimony would have supported the existence on July 8, 2022 of arrangements and understandings with Xirinachs pursuant to which Plaintiff's nominations were made.

____

Vice Chancellor Lori W. Will

This document constitutes a ruling of the court and should be treated as such.

Court: DE Court of Chancery Civil Action

Judge: Lori W. Will

File & Serve Transaction ID: 68135320

Current Date: Sep 30, 2022

Case Number: 2022-0669-LWW

Case Name: CONF ORDER - Jonathan Thomas Jorgl v. AIM ImmunoTech Inc.

Court Authorizer: Lori W. Will

Court Authorizer Comments:

The court has reviewed the papers filed in support of the Motion to Compel and for Adverse Inferences (the "Motion"). Given the defendants' entitlement to the interrogatory responses they seek, and the fact that the fast-approaching preliminary injunction ("PI") hearing necessitates that the plaintiff provide these responses as soon as possible, argument on the Motion is unnecessary and would cause further delay.

The information sought is relevant to this action, which concerns whether the plaintiff complied with AIM ImmunoTech Inc.'s bylaws and the board's determination that the plaintiff failed to disclose arrangements or understandings with other persons pursuant to which the nominations were made. See Ct. Ch. R. 26(b)(1); Rosenbaum v. CytoDyn Inc., 2021 WL 4775140 at *21 (Del. Ch. Oct. 13, 2021) (relying on evidence produced in discovery that "corroborated the Board's suspicion").

The plaintiff's contention that the requests are "overly broad and disproportional" to the case (Opp. 3) is unsupported. Under any standard, identifying Mr. Xirinachs is not burdensome or disproportionate. Nor is it burdensome and disproportionate to identify other individuals in response to the interrogatories discussed in the Motion.

Accordingly, the relief sought in paragraph 2 of this Order regarding Interrogatory Nos. 1, 3, and 6 is GRANTED. The plaintiff shall supplement and respond to these interrogatories as set forth in paragraph 2 within 24 hours of this Order, unless the parties agree upon another time.

The relief sought in paragraphs 3 and 4 of this Order shall be addressed in connection with the motion for a PI. It would be premature to do so now when it is unknown whether documents and/or a deposition may be obtained from Mr. Xirinachs before the PI hearing. To the extent that the parties wish to present argument regarding the defendants' entitlement to an adverse inference beyond that set forth in their Motion papers, they may do so at the PI hearing.

/s/ Judge Lori W. Will

EFiled: Oct 04 2022 04:58PM EDT
Transaction ID 68212639
Case No. 2022-0669-LWW

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JONATHAN THOMAS JORGL,	)	
Plaintiff,	)	
v.	)	C.A. No. 2022-0669-LWW
AIM IMMUNOTECH INC., THOMAS K. EQUELS, WILLIAM MITCHELL, AND STEWART APPELROUTH,	)	**PUBLIC VERSION FILED: October 4, 2022**
Defendants.	)	

DEFENDANTS' ANSWERING BRIEF IN OPPOSITION TO PLAINTIFF'S <u>MOTION FOR PRELIMINARY INJUNCTION</u>

POTTER ANDERSON & CORROON LLP

Michael A. Pittenger (No. 3212)
William R. Denny (No. 2580)
Matthew F. Davis (No. 4696)
Nicholas D. Mozal (No. 5838)
1313 N. Market Street
Hercules Plaza, 6th Floor
Wilmington, DE 19801
(302) 984-6000

Attorneys for Defendants AIM ImmunoTech Inc., Thomas K. Equels, William Mitchell, and Stewart Appelrouth

Dated: September 27, 2022

TABLE OF CONTENTS

Page

TABLE OF AUTHORITIES

Page(s)

CASES

OTHER AUTHORITIES

PRELIMINARY STATEMENT

On July 14, 2022, the Board of Directors of Defendant AIM ImmunoTech Inc. ("AIM" or the "Company") voted unanimously to reject nominations of director candidates put forth by Plaintiff Jonathan Jorgl because his nomination notice (the "Jorgl Notice") failed to comply with the advance notice provisions of AIM's Bylaws. The Board had substantial evidence from which it concluded that the Jorgl Notice, in violation of the Bylaws, failed to disclose that Jorgl was actually making the nominations on behalf of undisclosed individuals, including Franz Tudor, a convicted insider trader who has been improperly interfering with AIM's business relations and seeking to disrupt AIM for approximately two years. The Board also concluded that the Jorgl Notice did not comply with the Bylaws because it omitted descriptions of arrangements or understandings (including the names of participants) pursuant to which the nominations were made. In voting to reject the defective Jorgl Notice, the Board acted to protect AIM and its stockholders from a group seeking to acquire control of AIM without paying a control premium, without disclosing who the members of the group were, and without revealing the group's arrangements or understanding as required by the Bylaws.

At the outset of the case, Plaintiff opposed any discovery, and has since tried to thwart reasonable discovery and conceal information at every turn. Defendants

now know why. Discovery has confirmed the Board was correct about Tudor's involvement and the existence of undisclosed arrangements and understandings in violation of the Bylaws. Discovery has further revelated that the co-conspirators actively concealed and failed to disclose in the Jorgl Notice other participants in the scheme and their additional arrangements and understandings, all in further violation of the Bylaws.

Under these circumstances, Plaintiff cannot satisfy (and has not satisfied) the onerous showing required to obtain the mandatory injunction he seeks—entitlement to judgment as a matter of law based on undisputed facts. If anything, on this record, it is Defendants who are entitled to judgment as a matter of law. For these and the other reasons explained herein, Defendants respectfully request that the Court deny Plaintiff's motion for a mandatory preliminary injunction.

FACTUAL BACKGROUND

A. AIM and Its Turn-Around Since 2016

AIM is an immuno-pharma company focused on the research and development of therapeutics to treat cancers, immune disorders, and viral diseases. DX84 ¶15. AIM's common stock is publicly traded on the NYSE American exchange. DX84 ¶15. Before September 3, 2019, AIM was known as Hemispherx

Biopharma, Inc. DX85 ¶3. AIM has three directors – Defendants Equels, Mitchell, and Appelrouth. *Id*. at ¶4.

Plaintiff's take on AIM's last eight years—while not relevant to Plaintiff's claims—bears no resemblance to reality and omits critical information.

In 2015, AIM's Board comprised 5 directors, including its then-CEO, Dr. William Carter, Defendants Equels and Mitchell, and Peter Rodino, who is now AIM's COO and General counsel. At the time, AIM was in crisis: cash was extremely low, the NYSE threatened to delist AIM's stock because it was trading under $0.20 per share, and auditors questioned AIM's going-concern status. DX100 (hereinafter "Equels"):46:24-47:2, 48:9-17, 49:8-17; DX96 (hereinafter "Rodino"):63:22. Worse, AIM had very little supply of its primary drug, Ampligen, and no clinical trials were in the works. Equels:60:19-61:8; DX98 (hereinafter "Mitchell"):60:19-61:8.

To rescue AIM from this tailspin, the Board proposed a plan to constrain expenses and grow cash reserves to manufacture Ampligen. Equels:47:5, 293:7-19; Mitchell:28:12-13. Carter resisted the plan and ignored board instructions, while incurring questionable expenses, leading to an investigation. Equels:47:10-14; Rodino:40:14-42:16; Mitchell:24:8-26:1; DX99 (hereinafter "Appelrouth"):36:19-37:3. The Board ultimately removed Carter as CEO (and he resigned from the Board), a situation that was particularly traumatic for Mitchell and Rodino, who

were long-time personal friends with Carter. Equels:51:1-23; Mitchell:16:18-17:15, 23:25-24:5; Rodino:41:16-22; DX4.

After removing Carter, the Board instituted austerity measures. They included a smaller management team, and reducing the Board size to three to save on director compensation. Rodino:260:5-14; Equels:92:3-19; Appelrouth:40:16-41:7. The Board appointed Equels as Chief Executive Officer, and cut compensation for the executive management team. Equels:62:2-13; Mitchell:30:22-31:6. Rodino resigned from the Board to become AIM's General Counsel, and Appelrouth, who had previously performed accounting and investigatory services for AIM, was nominated and elected as the third Board member. Equels:69:3-70:3; Rodino:61:18-62:6; Appelrouth:39:19-40:1.

Far from using AIM to enrich themselves and senior executives, AIM's directors and executives have exercised self-restraint with respect to their compensation to keep AIM afloat. From 2017 through 2019, to preserve cash for operations, the Board approved (and the directors and senior executives agreed to) measures to defer cash compensation or substitute stock options for cash compensation. Equels:296:21-299:13, 302:7-18, 303:15-22; Rodino:258:8-259:14; (DX7; DX9; DX6). In 2022, Equels agreed to forego receiving options so more

could be allocated among the management team that had sacrificed over the prior years. Equels:305:10-308:3; DX25.[1]

The turn-around plan has been successful. Ampligen is now in adequate supply, AIM is conducting several clinical trials, and results to date are promising, establishing the drug's potential in multiple applications. Equels:108:20-111:15, 289:14-292:17; Mitchell:29:1-2; Appelrouth:62:18-63:20. In line with that potential, analysts support a "Buy" rating for AIM's stock, with target prices from $3 to $7.25 per share.[2] At 2021 year end, current assets were at $50 million, up from $6.9 million in 2015. DX28, at F-3; DX5, at F-3.[3]

B. Tudor's Disruption Efforts

Franz Tudor is an AIM stockholder who sought to be retained by AIM in 2020 as an international business development consultant, but AIM declined to engage

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[1] Equels also agreed to defer his 2019 bonus, which was then paid in 2020 (resulting in both the 2019 and 2020 bonus being paid in 2020). Equels:89:12-22. Plaintiff misleadingly uses this to suggest Equels' annual bonus increased by over $600,000 in 2020. Plaintiff's Opening Brief ("POB") 10. Plaintiff omits that Equels' 2021 bonus was back to approximately $350,000, belying the contention of a $600,000 increase. DX28. Plaintiff's allegations about Equels' total 2020 compensation are also misleading given the SEC rules for how option compensation must be valued. Mitchell:31:11-25.

[2] DX88 at 1; DX90 at 1; DX86 at 2.

[3] Plaintiff's contention that AIM has lost over 99% of its market value since 2016 is misleading, at best, because Plaintiff ignores the company's market capitalization, which would make it clear that the company has not in fact experienced a 99% decline in value.

him after learning of his criminal history. DX85 ¶6. In 2009, Tudor pled guilty to securities fraud in connection with an insider trading scheme. DX18. Subsequently, he was permanently enjoined from violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and was barred from engaging in a wide variety of activities related to "penny stocks," a class of microcaps that includes AIM. Tudor was also barred from association with any investment advisor, broker, dealer, municipal securities dealer, or transfer agent (collectively, the "SEC Injunctions"). DX85 ¶5 & Ex.A.[4]

After AIM declined to engage Tudor as a consultant, he commenced a campaign of serial harassment, including interfering with AIM's business by falsely suggesting to third parties, such as investigators in clinical trials of Ampligen, biopharma and healthcare companies, and an FDA lobbyist, that he was associated with AIM. DX85 ¶¶8-10. He attempted to obtain confidential and proprietary research information from an investigator in AIM's clinical trials. *Id.* ¶9.

Plaintiff's efforts to portray Tudor's activities as a good faith stockholder effort to have dialogue with AIM is, frankly, bizarre. Tudor's conduct is described in more detail in the Equels Affidavit (*id.* ¶9-11), deposition testimony

[4] In 2019, the SEC vacated the aspects of the second injunction that prevented Tudor from association with any investment advisor, municipal securities dealer, or transfer agent, but otherwise left the injunctions in effect. DX85 Ex.B.

(Rodino:180:21-183:13; Equels:104:1-7, 124:10-125:7; Mitchell:58:2-59:6; Appelrouth:98:20-99:3), and documents (*e.g.*, DX14; DX15; DX16; DX17.) Tudor's conduct became so disruptive that in February 2021, AIM commenced litigation in Marion County Florida, seeking injunctive relief. On August 13, 2021, the Florida Court entered a stipulated injunction, which indefinitely enjoined Tudor from contacting any of AIM's business relations (the "Florida Injunction"). DX85 ¶13 & Ex.B.

Despite the SEC injunction and the Florida Injunction, Tudor continued his harassment and disparagement of AIM, claiming to represent significant AIM stockholders and continuing to contact AIM's investment bank and AIM's investor relations firm. DX85 ¶14; Rodino:180:21-183:13; Equels:104:1-7, 124:10-125:7.

At this time, Tudor also worked with AIM stockholders Kellner, Deutsch, and Lautz as an undisclosed group under Section 13(d) of the Exchange Act, seeking to disrupt and influence control of AIM and to profit through stock manipulation efforts. Equels:164:19-168:19; DX54; DX38. Tudor has claimed to represent over 1 million shares of AIM stock between various funds he consults and his own ownership. DX85 ¶5.; *see also* DX12; DX13; DX10. Deutsch has claimed in

writing that he owns 4.9 percent of AIM's outstanding shares,[5] and Kellner claims to own a significant amount of AIM stock. DX85 ¶15.; *see also* DX38 (Kellner's handwritten note writing "what do we own? 15-18%?"). Kellner and Deutsch have invested in more than 20 companies together. DX85 ¶15. As Equels explained, and as the documentary record shows, the evidence that Tudor, Deutsch, Kellner, and Lautz were working together as an undisclosed 13D group is overwhelming. *Id*. ¶15, ¶19-22; Equels:174:7-188:17; Rodino:189:9-190:10; Appelrouth:98:7-100:25; DX59 (inadvertently copying AIM's IR firm on an email in which Deutsch was seeking to have Tudor participate (on an undisclosed basis) with Deutsch, Kellner, and AIM's IR firm). Tudor and Deutsch harassed AIM and its IR firm with serial communications, which became more frequent, harassing, threatening, and aggressive over time. *E.g.*, Equels:164:2-24; DX19; DX20; DX27. In late 2021, Walter Lautz, claiming to be a "significant shareholder," emailed Equels and AIM's IR firm with the same sorts of allegations Tudor had been making, in strikingly similar language and style. DX24.

C. The Lautz Nomination and Tudor's "Gloves Off" Threat

[5] Deutsch first claimed to own more than 600,000 shares in August 2020 (DX11), then claimed to have increased ownership to nearly two million shares (DX54), and later claimed he had increased ownership to 4.9% (DX57).

On April 18, 2022, Lautz submitted a proposal to nominate Chioini and Daniel Ring as candidates for AIM's Board pursuant to SEC Rule 14a-8. On April 28, AIM rejected the Lautz Proposal as flawed in numerous respects. DX46. AIM then sought and received affirmation of its rejection from the SEC. DX85 ¶17 and Ex.C..

On May 17, Tudor sent another email to AIM's outside IR firm, ending with the threat "you now get gloves off." DX55. AIM was concerned that the Tudor group (Tudor, Deutsch, Kellner, and others) was behind the attempted Lautz nominations,[6] and that the group was stepping up its nefarious campaign in violation of federal securities laws. Equels:174:24-180:20; DX92, at 19. In June, AIM's outside counsel sent letters to Deutsch and Kellner and an email to Tudor's counsel requesting, among other things, that they comply with the requirements of Section 13(d) of the Exchange Act. DX92, at 19; DX61; DX66. AIM was anticipating the Tudor group would commence a proxy contest. Equels:179:8-180:20.

D. The Jorgl Nomination

On July 8, Jorgl delivered the Jorgl Notice to AIM, purporting to nominate Chioini and another individual, Michael Rice, as candidates for election at the 2022 annual meeting. DX84 ¶48. The Jorgl Notice represented that Jorgl owned 1,000 shares of AIM common stock, that he purchased them on June 27, 2022 for $0.87 per

[6] Myriad documents show Tudor's direct involvement—just as AIM was concerned. *See* DX33; DX35; DX36; DX40; DX 42.

share, and that he had not purchased or sold any other shares of AIM common stock in the preceding two years. DX84 Ex.C at 4. Jorgl had transferred his 1,000 shares into record name on July 7. DX92 at 20. The Jorgl Notice also disclosed that Jorgl's nominees, Chioini and Rice, did not own any shares of AIM common stock.

The facts that Jorgl had only recently purchased a relatively small number of AIM shares, that the two nominees purportedly owned no AIM shares, and that Jorgl was purporting to nominate Chioini, the same individual that Lautz had attempted to nominate, made Equels and Rodino suspicious that undisclosed persons were behind the nomination notice, particularly given Tudor's disruptive behavior and recent "gloves off" threat. Accordingly, on July 8, and over the weekend of July 9-10, Equels and Rodino conducted research revealing that Chioini, Rice, and Tudor had a long history of working together. Tudor and Chioini previously worked together at Rockwell Medical, where Chioini was fired by Rockwell's Board of Directors for misconduct. Rice was the founding partner of LifeSci Advisors, an investor relations firm for Rockwell Medical when Chioini was the Chairman and CEO.[7] After working together at Rockwell, Chioini and Tudor also together at SQI Diagnostics.

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[7] After Rockwell terminated Chioini, he engaged in inappropriate behavior, including filing a Form 8-K making assertions regarding the independent directors who had voted in favor of his removal and contending that Chioini remained as CEO.

E. The Board Rejects the Jorgl Nomination

The AIM Board met on July 14 to discuss the Jorgl Notice and whether it complied with the advance notice provisions in AIM's Bylaws. DX81 at 2. The directors discussed, among other things, the requirements of the advance notice provisions, the Jorgl Notice, the prior Lautz Notice that had also attempted to nominate Chioini, the history of Tudor's campaign of disruption that led to obtaining the Florida Injunction, the undisclosed Section 13D group activities of Tudor, Deutsch, and Lautz, and the various relationships and other information about Chioini, Rice, and Tudor that Equels and Rodino had uncovered to date. DX92 at 23; DX81, at 2. The Board also discussed that Jorgl was previously unknown to AIM, that he had only recently purchased 1,000 shares, and that neither Chioini nor Rice owned shares. DX92, at 23–24. The Board discussed that Jorgl did not appear to have any economic or other motive for seeking to nominate director candidates and incurring the significant expenses of a proxy contest, unless the nominations were being made at the behest of others whom Jorgl had not disclosed in the Jorgl Notice. Mitchell:54:3-20; DX81.

After lengthy discussion, the Board determined that there was a strong likelihood that there existed undisclosed arrangements or understandings among Jorgl,

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DX84 ¶21. Rice was the "Investor Contact" listed in Chioini's press release. *Id.* ¶20.

his nominees, and Tudor and/or other stockholders or other persons pursuant to which Jorgl had made the nominations. Mitchell:55:11-16; Appelrouth:98:22-100:25; Equels:229:15-232:2. Indeed, the Board did not believe that there could be any other rational explanation. The Board further discussed their significant concern that there was an undisclosed plan by an undisclosed group of stockholders and others working in concert to take control of AIM without paying for control and without disclosing their arrangements or understandings with respect to the nominations, including arrangements or understandings concerning the actions the nominees intended to take if elected. Equels:167:14-168:19; Mitchell:54:10-21; DX81. Following their discussion, and because the Jorgl Notice omitted critical information required by AIM's Bylaws, including a description of such arrangements and understandings and the persons involved, the Board determined that the notice was defective and voted unanimously to reject it for failure to comply with the advance notice provisions of AIM's bylaws. DX81 at 1–2.

During the July 14 meeting, the Board also authorized AIM to file a complaint in the Middle District of Florida against Jorgl, Chioini, Rice, Tudor, Deutsch, Kellner, and Lautz seeking injunctive relief to remedy their violation of federal securities laws for failing to file a Schedule 13D notice. DX85 ¶25. On July 15, 2022, AIM filed the complaint in the Middle District of Florida.

On July 19, 2022, AIM notified Jorgl that the Board had rejected his notice. The July 19 rejection letter cited the Advance Notice Bylaw and explained that Jorgl failed to meet the applicable standards set forth therein. DX84 Ex.D.

Two days later the Jorgl Group issued its first press release about the nominations, which disclosed that River Rock Advisors LLC would also participate in the proxy solicitation. DX83. The release did not identify any other participants or sources of funding.

F. Discovery Revealed The Extent of Plaintiff's Concealment

Jorgl filed his Complaint in this Court, rather than in the already-pending Florida litigation, on July 29, 2022.

After filing his Complaint on July 29, 2022, Plaintiff asked this Court twice not to permit discovery in advance of the hearing on Plaintiff's preliminary injunction application. Dkt:24 at 6; Dkt:28 at 1, 6. Those were odd requests, but now Defendants know why Plaintiff made them. The evidence uncovered so far corroborates the Board's good-faith, legitimate bases for rejecting the Jorgl nominations and reveals additional, undisclosed participants and arrangements and understandings with them that should have been disclosed in Jorgl's notice.[8]

[8] As explained in more detail in Defendants' Motion to Compel and for Adverse Inferences, Plaintiff concealed the involvement of Michael Xirinachs in his earlier court filings, press releases, and interrogatory responses. As a result, as of this filing Defendants have not received documents or testimony from Xirinachs. Defendants

Plaintiff relies on Chioini's, Rice's, and his own "say so" as the basis for the supposed "uncontroverted evidence" that he contends supports his position. But Plaintiff's Supplemental Opening Brief utterly ignores the significant contemporaneous documents and inconsistent witness testimony that contradict and disprove the Jorgl group's story.

1. Tudor Orchestrated The Lautz Nomination To Seize Control of AIM.

As early as December 2021, Tudor and Lautz were devising a way to get an activist front man to come in and "oust" Equels and the other directors. DX21 ("we need to find a way to get Tom [Equels] ousted"), DX22 ("this board needs to be ousted"), DX23 ("AIM needs an activist to come in now"). Lautz was willing to take on the activist role at first to conceal Tudor's involvement, and Tudor went about finding candidates for Lautz to nominate. Tudor found Michael Ring and Robert Chioini. Chioini then expanded the group to add Michael Xirinachs, a co-

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did serve the entity affiliated with Xirinachs (at its registered agent), but Xirinachs appears to be evading personal service. Plaintiff's counsel, who disclosed at the Rice deposition on September 13 that it represents Xirinachs, has stated it is not authorized to accept service of a subpoena and has refused to provide information about whether Xirinachs has paid or agreed to pay for services rendered by counsel to the Jorgl Group prior to July 8 in connection with the nominations. Rice:130:3–5.

Relatedly, third parties Tudor and Kellner will sit for deposition later this week, and Deutsch (through counsel) is aggressively resisting the scheduling of a deposition.

founder of Rockwell Medical Technologies, Inc. with Chioini, where Tudor and nominee Michael Rice served as consultants. DX1, at 8; DX97 (hereinafter "Chioini"):20:1-6, 34:10-15. Like Tudor, Xirinachs has a criminal background.[9]

The Lautz nomination unfolded as follows:

- **In March or April 2022**, Tudor asks Michael Ring if he is interested in being nominated as a director candidate. DX101 (hereinafter "Ring"):8:9-15, 9:13-18. Tudor texts Deutsch: "MY BMY guy [Ring][10] can be on the AIM BOD. … We will need a shareholder to make the nomination and I will get everything together." DX30. Tudor then proposes to Lautz that he nominate candidates to the Board. Ring:8:13-15.
- **On April 18**, Tudor introduces Ring and Chioini to Lautz, and sends Chioini a draft nomination acceptance letter (DX31; DX32; Chioini:19:18-25 (Tudor asked Chioini to be a candidate) Ring:8:13-

[9] Three months ago, Xirinachs pled guilty (DX91, at 19) to charges that he fraudulently inflated the price of a company's stock (DX8 ¶¶4-5) and defrauded victims by using investor money to pay his own personal expenses and to pay off previous investors (*Id.* ¶¶8-10). Xirinachs has also been found liable for securities law violations in a civil suit (DX2, DX3), in which the court found his testimony "lack[ed] credibility" and "rang untrue" (DX2, at 4).

[10] Ring worked at Bristol-Myers (BMY stock symbol) until April 22. Ring:9:13–10:5.

15; DX103 (hereinafter "Lautz"):47:15-21; DX33) and sends Lautz the draft nomination notice (DX36). That same day, without editing the notice or even speaking a single time with Ring or Chioini, Lautz submits the nomination notice. Lautz_29:25-30:3, 48:23-49:6; DX37.

- **On April 19**, Tudor sends a write-up on AIM to Chioini and Rice. (DX39)
- **On April 25**, Chioini sends Xirinachs the 2021 AIM proxy statement. DX43.[11]
- **On April 28**, AIM sends Lautz a letter rejecting the Chioini and Ring nominations. DX48.

2. Tudor, Lautz, Chioini, and Xirinachs are not deterred by AIM's rejection of Lautz's nomination.

At his deposition, Chioini refused to commit to a date when Xirinachs started participating in Jorgl's nomination effort, but claimed that Xirinachs did not help with the nomination efforts before July 8 (the date Jorgl submitted the nomination notice) and that Xirinachs only later agreed to finance the nomination efforts. Chioini:74:15-76:24; 79:20-80:13. In a Florida filing, Tudor denied he had any involvement whatsoever in the nomination process. DX87 (Chioini, Jorgl, and Rice

[11] Xirinachs' email address is [redacted].

"moved forward with their board of director nominations … ***without any involvement by [Tudor]***.")[12]

The contemporaneous documents and Chioini's privilege log tell a much different story:

- **On April 29** (the day after AIM rejected the Lautz nomination notice), Chioini sends AIM's bylaws to Xirinachs, pointing out the advance notice provision. DX49.
- **Two days later, on May 1**, Chioini emails Xirinachs to set up a call among Chioini, Xirinachs, and Tudor regarding the "AIM deal." DX50.
- **On May 3**, Chioini forwards to Tudor and Xirinachs a calendar invite to a call with counsel. DX52; Chioini:92:14-93:8. **The next day,** BakerHostetler forwards to Tudor and Xirinachs an update reflecting the meeting's new time. DX51.
- **On May 11**, Tudor continues to send AIM-related materials to Ring and Chioini. DX53.

[12] Contrary to Plaintiff's brief (POB 27), Tudor's unsworn *pro se* motion in the Florida action is not testimony.

- **In mid-May**, Chioini reaches out to Rice to gauge his interest in being a director candidate. Chioini:35:12-19.
- **On June 2**, Tudor emails Deutsch: "I have 2 strong candidates to run and get control of the BOD." DX56. He continues: "I have a shareholder who is will[ing] [*sic*] to have their name as the lead but so far have not been able to find anyone to front the $150k." *Id.* Deutsch forwards the email to Kellner that same day. *Id.*
- **Between June 2 and July 8** (the day Jorgl submitted the nomination notice), Xirinachs appears on Chioini's privilege log 37 times. DX93, at 2-8. The descriptions include "Communication with counsel reflecting legal advice regarding ***nomination***, ***proxy contest***, and ***strategy for same***" and "Communication with counsel reflecting legal advice regarding ***engagement letter and board nomination***." *Id.*
- **On June 13**, Tudor texts Lautz to see if he is available for a conference call with a "potential bid guy and guy who is working on getting it financed." DX58.
- **On June 14**, Tudor, Chioini and a third unknown person call Lautz to see if he will consider renominating Chioini and nominating Rice as director candidates. DX84 ¶41; Chioini:61:7-17, 65:12-66:7; Lautz_35:5-17, 81:2-23. Lautz responds that he thinks he would be

able to do it, but needs to check with his business partners first. Chioini:62:18-24.

- **On that same day**, Lautz sends to Tudor an email disclosing a FINRA investigation opened against him previously that had led to his termination from Merrill Lynch. DX60. Tudor forwards the email to Chioini and suggests that he ask the lawyers if they think "this could be an issue." *Id.*
- **In the early hours of June 15**, Chioini responds to Tudor's email: "I'll have the attorney look at it ….." *Id.* He copies Xirinachs. *Id.*
- **On June 15 at 8:48 am**, Lautz texts Tudor and tells him that Lautz "can't be ***the face*** of this partaking." DX62.
- **On June 21**, Lautz texts Tudor and asks, "were you able to find someone to be ***the face of*** the activist?" Tudor responds, "***We*** are still looking." *Id*. The "we" clearly includes Chioini and Rice, as Rice had reached out to Jorgl around this time and had discussed Jorgl with Chioini. DX94 (hereinafter "Rice"):79:15-81:24. The "we" also includes Xirinachs, who had been in close contact with Chioini about the "nomination, proxy contest, and strategy for same." DX93, at 2-8.

- **On June 22**, Chioini provides Tudor with Rice's email address, after which Tudor sends to Rice a write up about AIM and the the three of them get on a phone call. DX64; DX27; DX63, [Rice:37:6–21].

3. The conspiracy finds a new face and a plan for financing.

With Lautz backing out from his role as "the face" of the nomination efforts, Jorgl agreed to do it:

- **On June 23**, Chioini and Rice allegedly "learn" that Jorgl was willing to purchase AIM stock and nominate Chioini and Rice. DX84 ¶43. Chioini, Lautz, Xirinachs, and Tudor had found their "face of the activist" in Jorgl.
- **On that same day**, Chioini texts Xirinachs and Rice: "Let's talk in the morning regarding 1000 share purchase and what needs to be done. ***The most critical part*** will be to get the shares once they're purchased sent to the shareholders physical address immediately by DTC or the transfer agent …." DX65. **Also on the same day and during the same time**, Chioini and Rice engage in a series of email communications with BakerHostetler "seeking legal advice regarding board nomination." DX65, at 2.
- **The next day (June 24)**, Chioini texts Rice that "[w]e really need to get [Jorgl] b[u]y the shares today every day matters." DX67. Chioini

continues, "Try to get him to do it in the next 40 minutes. It's probably very important. And I'll jump on the phone with them and talk to the guy if he wants." *Id.* After Chioini reminds Rice of AIM's stock symbol, he ends the text chain with, "I burning a Cuban limited edition Hoyo de Monterrey sitting on my dock in the 87 heat under the sun. ***The same thing we're going to do when we celebrate winning board seats taking control of the company***." *Id.*

- **Also on June 24**, Chioini emails instructions to Rice to send to Jorgl for buying the 1,000 AIM shares and transferring them into Jorgl's name. DX67. Rice then texts the instructions to Jorgl. DX70.
- **On that same day**, Tudor forwards to Chioini an email from Tudor's counsel regarding an email from AIM's general counsel about Tudor's breaches of the Florida injunction. DX68.
- **On June 27**, Chioini and Xirinachs are emailing about AIM. The two attachments to the email are "AIMNominationLetter" and "SummaryofRequiredInfoandDefinitions." Chioini withheld the email and the attachments from production ***on privilege grounds based on common interest***. DX93, at 6.[13]

[13] *Rembrandt Technologies, L.P. v. Harris Corp.*, 2009 WL 402332, at *7 (Del. Super. Feb. 12, 2009) (holding that the common interest privilege applies where a

- **On that same day**, Chioini texts Jorgl to remind him to purchase the 1,000 shares, which Jorgl did: "Chioini: Hey [you] buy that stock? Jorgl: Thanks for reminder … AIM correct? … Just bought 1000 shares…." DX71.

- **On July 5**, Chioini includes Xirinachs on an email (DX73) because Xirinachs was "assisting with the transfer of Mr. Jorgl's 1,000 shares from street name into record name," "every minute counted to get these shares into Mr. Jorgl's name," and Xirinachs "had experience with this and offered to help." Chioini:106:18-107:14; *see also* (DX74)..

- **Also on July 5**, Jorgl asks Chioini "when would be the best time to connect with your contact who works with AST [*i.e.*, Xirinachs] to get a copy of the certificate of shares in my name." DX72; Chioini:205:20–206:3..

- After Jorgl purchases 1,000 AIM shares and before he submits the nomination notice, he speaks with Xirinachs for help about the "most critical part" (DX65): transferring Jorgl's shares into record ownership. DX95 (hereinafter "Jorgl"):67:9-16.

"third party and the privilege holder are engaged in some type of common ***enterprise*** and the legal advice relates to ***the goal of that enterprise***.") (emphasis added).

- **On July 7**, Jorgl works on and succeeds in transferring the 1,000 shares into his name. DX75; DX76.
- **On July 7 and 8**, Jorgl gets cold feet when he realizes he may have to pay fees and expenses related to the nomination and proxy contest. Chioini assures Jorgl that he would not have to pay. DX77 ("[Y]ou are not responsible for any part of the legal bill…."), DX75 ("We are paying fees … you will not be on the hook….").
- **On July 8**, Jorgl submits his nomination notice.

As demonstrated above, Tudor was a driving force behind Jorgl's nominations, notwithstanding all the machinations to conceal his involvement. Tudor clearly had understandings or arrangements with at least Chioini and Rice pursuant to which the nominations were made. Lautz, Kellner, and Deutsch were at the very least kept apprised of Tudor's efforts to find a new "face" for the nomination efforts in order to conceal Tudor's involvement. The group found that new "face" in Jorgl. Even assuming that Jorgl did not know all the details, as he contends, Jorgl clearly had an arrangement or understanding pursuant to which he agreed that Choini, Rice, and Xirinachs could keep him in the dark regarding who was truly behind the nominations and the group's plans once they obtained control. Xirinachs also had arrangements and understandings before July 8 with Jorgl, Chioini, Rice, and Tudor, pursuant to which the nominations were made.

River Rock and Tusa were also part of the conspiracy and had arrangements or understandings on or before July 8 to take part in the nomination efforts and proxy contest. Indeed, Rice testified, in response to questions from his own counsel, that Tusa was part of the group on July 8th. Rice:153:4-154:19 (testifying "so it's clear, based on this document [the nomination notice], and, you know, again, in this whole nominating process, that River Rock was part of, on July 8th, the group, so to speak."). After this testimony, his counsel ***suggested to him that he misspoke*** and asked the question again. Rice:154:2-3 ("I think you -- let me just ask a couple of questions to see if you misspoke."), But Rice responded the same, "I think the other person that was involved [as of the date of the nomination notice] was Paul -- was Tusa [of River Rock], who was contributing part of the fees." *Id.* 154:2-19. She asked a third time, and again, same response: "I think Mr. Tusa was involved." *Id.* 155:12-21. She asked a fourth time and suggested to Rice that it was ok if he did not remember, at which point he parroted his counsel and testified, "I really don't recall." *Id.* 155:23-156:1 ("Q. As of July 8th or after July 8th? If you don't recall, that's ok. A. I really don't recall.").

Documents and communications among the conspirators after July 8 further evidence that the nominations were made on behalf of Tudor and that there were numerous arrangements and understandings in place on and before July 8 relating to the nominations:

- **On July 9**, Tudor confirms to Kellner that ***Tudor*** submitted 2 director candidates -- Rice and Chioini -- on July 8. DX78 (handwritten notes stating: "Franz [Tudor] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini."). At this time, the nomination had not been disclosed publicly.

- **On Monday July 11**, Xirinachs emails Chioini: "I couldn't devote any time to this [other] venture ***especially with the AIM process in full swing.***" DX79. Xirinachs also reveals the conspirators' undisclosed plans for the AIM process: "The way I hope this all plays out is ***<u>we</u> get control of AIM*** … ***<u>we</u> continue to look*** for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merge with." *Id.* He twice refers to Jorgl's slate as "***our*** slate." *Id.*

- **On July 12**, Xirinachs refers to Chioini as Xirinachs' "associate working on the AIM Immunotech deal." DX80. Xirinachs assures Chioini that Tusa is "aware of ***our*** plans regarding AIM …." *Id.*

- **On July 20**, Xirinachs (via email) refers to BakerHostetler as "**our** Attorneys" when asking Tusa to sign **another** conflict of interest form. (DX82).

4. The Group Purposefully Postpones Written Arrangements Regarding Funding to Conceal the Involvement of Xirinachs.

Chioini first reached out to BakerHostetler about AIM on April 28, when he forwarded to BakerHostetler an email he received from Tudor (that Tudor received from Lautz) about AIM rejecting Lautz's nomination notice. DX45; DX93, at 1; Chioini:50:25-51:4. Chioini considered himself BakerHostetler's "prospective client" for the ensuing 2 months until he and other members of the Jorgl group formally signed an engagement letter after July 8. Chioini:52:12-53:20. In early June, Chioini and Xirinachs emailed with BakerHostetler about a "potential engagement proxy contest," and withheld those communications as privileged because the "strategy" for that effort was requested and discussed. DX93. Xirinachs, Jorgl, and Rice were other BakerHostetler prospective clients (pre-nomination) who became formal clients (post-nomination). DX93; Jorgl:61:13-62:4, 63:11-15.

According to Chioini, "***we*** didn't really discuss being retained by Baker ***early on***"[1] but "at some point, you know, ***we*** said, "Look, well, ***we've*** got to make a decision. Do ***we*** want to -- do ***we*** want to put together a nomination?" Chioini:52:12-53:20 (emphasis added). Based on Chioini's privilege log, the "we" clearly includes Xirinachs. Chioini:52:12-53:20; DX93 (Xirinachs appears on Chioini's privilege log early on—June 2—with an entry regarding "RE: Potential Engagement: Proxy

Contest" and continues through July 8). Proving the point, Chioini, Xirinachs, and BakerHostetler emailed on July 5 "regarding *engagement letter* and board nomination." *Id*. (emphasis added). Xirinachs followed up days later by sending an email to BakerHostetler on July 11 with the subject "Engagement Letter." *Id.* That same day Xirinachs contacted Tusa about potentially providing financing. *See* Tusa:48. Tusa "agreed" to provide financing the next day from River Rock, an entity that had no money in its bank account, though Tusa "never really discussed … what the expenses would be." *Id*. at 49. In fact River Rock's bank account had no money in it and was going to be closed due to inactivity before Xirinachs gave Tusa $5,000 to avoid the account's closing during the litigation. Tusa:33. Lest there be any doubt that River Rock was another staged front to conceal the involvement of others, Tusa did not even know that others had entered into an agreement whereby River Rock would cover the expenses of a proxy solicitation firm. Tusa:71, 117–20. Despite being disclosed as the alleged source of funding for the Group and represented as such to the Court, Tusa claims he got cold feet about funding any expenses and so never made any payments. Tusa:71, 103.

After it became clear that discovery would reveal his involvement, the Group disclosed that Xirinachs "paid certain expenses on behalf of River Rock [] and agreed to be jointly responsible for expenses with Mr. Chioini going forward." DX91, at 19. That must have been the understanding all along, and the only

alternative story Jorgl's Group can muster is that River Rock, an entity that owned no AIM stock and had no money in its bank account, was going to fund a proxy contest. In fact, forced to thread the needle between the previously concealed facts and Rule 11, Plaintiff's brief confirms this for the first time by saying his group "was able to secure financing arrangements with" Xirinachs "[i]n the ensuing weeks" after July 8. Br. at 21. Thus, Xirinachs communicated with BakerHostetler for months, including in the days before July 8 about an engagement letter, and days after concerning financing, arranged a financing source, and covered the expenses.

ARGUMENT

I. LEGAL STANDARD

A preliminary injunction is an extraordinary remedy that "'is granted only sparingly and only upon a persuasive showing that it is urgently necessary, that it will result in comparatively less harm to the adverse party, and that, in the end, it is unlikely to be shown to have been issued improvidently.'" *Abrons v. Maree*, 911 A.2d 805, 810 (Del. Ch. 2006), *quoting Cantor Fitzgerald L.P. v. Cantor*, 724 A.2d 571, 579 (Del. Ch. 1998). To obtain a preliminary injunction, the Plaintiff ordinarily must demonstrate: "(1) a reasonable probability of ultimate success on the merits; (2) that the failure to issue a preliminary injunction will result in immediate and irreparable injury; and (3) that the balance of hardships weighs in the movant's favor." *La. Mun. Police Emps.' Ret. Sys. v. Crawford*, 918 A.2d 1172, 1185 (Del. Ch. 2007).

Here, however, a more stringent merits standard applies because Plaintiff is seeking a mandatory injunction requiring the Defendants to acknowledge the alleged validity of his nominations, permit his nominees to stand for election, and include his nominees on a universal proxy card. D.I. 4; POB 34.[14] Plaintiff concedes he is

[14] In his Opening Brief, Plaintiff appears to have dropped his request for an injunction preventing the Defendants from disparaging Jorgl or his nominees in the proxy contest. To the extent Jorgl still seeks such unprecedented relief, it remains inappropriate for the reasons Defendants explained in their TRO opposition.

seeking a mandatory injunction – equivalent to a final decision on the merits – and that "a higher mandatory injunction standard" is therefore applicable. POB 33.[15] In such circumstances, to obtain the requested mandatory injunction, Plaintiff must make the more onerous "showing that [he] is entitled as a matter of law to the relief [he] seeks based on undisputed facts." *Alpha Nat. Res., Inc. v. Cliff's Nat. Res., Inc.*, 2008 WL 4951060, at *2 (Del. Ch. Nov. 6, 2008); *see also BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund, Ltd.*, 224 A.3d 964, 976-77 (Del. 2020) ("There is a 'higher mandatory injunction standard where, instead of seeking to preserve the status quo as interim relief, [plaintiffs], as a practical matter, seek the very relief that they would hope to receive in a final decision on the merits.'") (quoting *Alpha Builders, Inc. v. Sullivan*, 2004 WL 2694917, at *3 (Del. Ch. Nov. 5, 2004)). This is essentially the summary judgment standard.

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[15] *See Rosenbaum v. CytoDyn Inc.*, 2021 WL 4775140, at *12 (Del. Ch. Oct. 13, 2021) (declaring that an order forcing a board to include on the ballot the nominees from the rejected nomination notice amounted to mandatory injunctive relief); *AB Value Partners, LP v. Kreisler Mfg. Corp.*, 2014 WL 7150465 at *3 (Del. Ch. Dec. 16, 2014) (explaining that where plaintiff requested TRO allowing it to run dissident slate, "Plaintiff effectively seeks a mandatory injunction requiring the Board to waive Kreisler's [Advance Notice Bylaw.").

II. PLAINTIFF HAS FAILED TO SHOW A PROBABILITY OF SUCCESS ON THE MERITS, LET ALONE THAT HE IS ENTITLED TO JUDGMENT AS A MATTER OF LAW

As shown below, Plaintiff has not come close to meeting the onerous standard for a mandatory preliminary injunction and has not even demonstrated a probability of success on the merits. The facts, in the form of contemporaneous documents and communications and deposition testimony, overwhelmingly prove not only that Jorgl made the nominations as the "face" of the conspirator group and on behalf of Tudor, but that there were numerous undisclosed arrangements and understandings pursuant to which Jorgl's nominations were made and that Jorgl and his co-conspirators went to great lengths to conceal. Plaintiff's nomination notice does not comply with the advance notice provisions of AIM's Bylaws because, among other things, it failed to disclose those arrangements and understandings and the persons involved in them and failed to disclose the stockholders on whose behalf the nominations were truly being made.

Plaintiff accuses Defendants of belatedly creating a "conspiracy theory" regarding the multitude of arrangements or understandings that Jorgl, Chioini, Rice, Tudor, Xirinachs, River Rock, Tusa, Lautz, Deutsch, and Kellner have with each other. But there is indisputable evidence of these arrangements or understandings, coming from damaging documents and testimony provided by Jorgl and his co-

conspirators themselves. Plaintiff's brief addresses almost none of the overwhelmingly negative evidence against his group.

If any party is entitled to judgment as a matter of law on the current record, it is Defendants. But at the very least, given the record developed thus far, as well as the discovery games Plaintiff and his group played, there are genuine disputes of material fact precluding granting mandatory injunctive relief. Indeed, even if Plaintiff were seeking preliminary, non-mandatory injunctive relief, he could not show a probability of success on the merits on this record.

A. Plaintiff's Nomination Notice Did Not Comply with AIM's Advance Notice Bylaws and is Therefore Invalid.

Advance notice bylaws are "commonplace." *BlackRock Credit Allocation Income Tr.*, 224 A.3d at 980. They serve "laudable purposes," *CytoDyn Inc.*, 2021 WL 4775140, at *14 n.141, and are "frequently upheld." *Rosenbaum v. CytoDyn Inc.*, 2021 WL 4775140, at *14 n.141 (Del. Ch.) (ORDER); *Openwave Sys. Inc. v. Harbinger Cap. Partners Master Fund I, Ltd.*, 924 A.2d 228, 239 (Del. Ch. 2007).

Section 1.4 of AIM's Bylaws contains advance notice provisions (the "Advance Notice Bylaws"). Among other things, a stockholder seeking to propose business for consideration at an annual meeting of stockholders, including the nomination of director candidates, must timely deliver advance notice of the proposal (including nominations) within the time period specified in Section

1.4(a)(2), must be a holder of record when the notice of the proposal is delivered and be entitled to vote at the annual meeting (§1.4(a)(1)), and must include certain information in the notice of the proposal itself, as specified in Section 1.4(c) of the Bylaws. (DX84, Ex.B § 1.4.) The information that a stockholder must include in the notice when seeking to nominate directors includes:

- The name and address of the nominating stockholder and of "***the beneficial owner, if any, on whose behalf the [nominations are] made***," as well as the number of shares owned beneficially and of record by both the nominating stockholder and "***the beneficial owner, if any, on whose behalf the [nominations are] made***." *Id*. § 1.4(c), first sentence (emphasis added).
- "[A] description of all ***arrangements or understandings*** between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made." *Id*. § 1.4(c), second sentence (i) (emphasis added).
- Any information relating to the nominating stockholders or the nominees "that would be required to be disclosed in a proxy statement … required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the [Securities Exchange

Act of 1934, as amended] and the rules and regulations promulgated thereunder." *Id.* § 1.4(c), second sentence (iii), third sentence (v).

The purpose of these requirements is so AIM, its directors, and its stockholders will have important information about the stockholder(s) or other persons who are behind the nominations, particularly if they are persons other than the nominating stockholder, and all arrangements and understandings pursuant to which the nominations are made. *See Strategic Investment Opportunities LLC v. Lee Enterprises*, 2022 WL 453607, at *16, 18 (Del. Ch) (describing "the information-gathering and disclosure functions of" such provisions, including ensuring that stockholders have "skin in the game").

As detailed in the fact section above, Jorgl made the nominations on behalf of Tudor and as the "face" of the enterprise to conceal Tudor's involvement. There were also multiple clear and indisputable arrangements or understandings among the conspirators pursuant to which the nominations were made that were required to be disclosed in the Jorgl Notice and were not. Plaintiff focuses on the fact that none of the conspirators will concede Tudor's involvement or that they had such arrangements or understandings. But of course conspirators ordinarily do not admit they sought to conceal information and evade legal requirements. The problem for Plaintiff's group is their contrived and coordinated denials are contradicted by the contemporaneous evidence. There simply is no way to compare their testimony with

the contemporaneous documents and conclude they are providing credible testimony.

a. <u>The Jorgl Notice failed to disclose Tudor's involvement.</u>

The advance notice provisions require disclosing specific information. *See infra* 31-33. Jorgl did not disclose that Tudor was a beneficial owner of AIM stock on whose behalf the nominations were made and did not disclose the arrangements or understandings involving Tudor pursuant to which Jorgl was selected as the "face" of the nomination group's efforts to conceal the involvement of Tudor and others.

The record is rife with evidence establishing that the nominations were in fact made on behalf of Tudor.[16] We know that prior to the Jorgl Notice, Chioini, Rice, Tudor, and Xirinachs were working together, discussing legal strategy, and formulating their plan for the proxy contest. *See infra* 14-25. Tudor selected both Chioini and Ring as nominees for Lautz (Chioini:19:18-25; Ring:8-9), told Deutsch "We will need a shareholder to make the nomination and I will get everything

[16] Tudor also stated he would seek reimbursement of proxy expenses. DX56. This is an additional arrangement or understanding that had to be disclosed. It is also an example of how the undisclosed arrangements or understandings also had to be disclosed pursuant to the part of the Bylaws requiring disclosure of information that would have to be included in the materials used to solicit proxies. *See* 17 CFR § 240.14a-101(b)(5). Just as Tudor stated in June, the group has disclosed in its recent proxy that should it prevail it will seek reimbursement of its expenses. DX91 at 18. Jorgl thus failed to disclose this required information.

together" (DX30) and convinced Lautz to submit the nomination notice (to conceal Tudor's involvement).

Immediately after AIM rejected the Lautz proposal, Tudor, Chioini, and Xirinachs had a call and scheduled a meeting with counsel to discuss the "AIM deal." DX50; DX51; Chioini:92:14-93:8. Tudor emailed Deutsch "I have 2 strong candidates to run and get control of the BOD." DX56. Tudor also told Deutsch he had a stockholder (still Lautz at the time) "to have their name as the lead" but was still working on funding for the proxy contest. *Id*. Tudor and Chioini requested Lautz to be the face of the nominations again, this time nominating Chioini and Rice. Compl. ¶41; Chioini_61:7-17, 65:12-66:7. After Lautz refused, Chioini and Rice somehow "learned" that Jorgl was willing to purchase AIM stock and nominate Chioini and Rice. Compl. ¶43. From that point on, it appears that Choini and Rice purposefully kept Jorgl from speaking to Tudor to conceal Tudor's involvement, perhaps because Tudor had received a letter from AIM (which Tudor sent to Chioini) regarding Tudor's ongoing violations of the Florida injunction. DX68 Nevertheless, the foregoing evidence (including that laid out at pages 14-25 above) establishes that Chioini and Rice recruited Jorgl on behalf of Tudor for Jorgl to be the "face" of the nomination in an effort to conceal that Tudor (together with Chioini and Xirinachs) was the true driving force behind the nominations. In fact, Tudor told Kellner on July 9 that ***Tudor*** had submitted the nominations to AIM. DX78 (handwritten notes

stating: "Franz [Tudor] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini.").

Tudor was thus a stockholder on whose behalf the nominations were made, and Jorgl was required to disclose Tudor's identity and number of shares owned beneficially or of record in the Jorgl Notice. (*Id.* § 1.4(c) first sentence). Jorgl, Chioini, and Rice (at a minimum) also had arrangements or understandings with Tudor pursuant to which the nominations were made, including that Jorgl would be the "face" of the operation to conceal Tudor's involvement (and the involvement of others). But the Jorgl Notice omitted Tudor's involvement and any description of such arrangements and understandings and therefore was invalid and ineffective for failure to comply with the Bylaws.

Plaintiff contends he was not required to disclose Tudor's involvement in the Jorgl Notice because, Plaintiff claims, he never spoke to Tudor and therefore could not have been aware of Tudor's involvement. But Chioini and Rice certainly knew of Tudor's involvement, as did Jorgl's counsel (BakerHostetler) who drafted the Jorgl Notice. Jorgl:71:2-21;145:15-21. Jorgl likely knew as well, but hid behind assertions of privilege to avoid testifying about whether he was aware of Tudor's involvement (a matter of fact). Jorgl:71:1-73:14. In all events, the Bylaws required the disclosures, and so long as Jorgl's nominees and his counsel knew of Tudor's involvement, Jorgl has no excuse for having failed to disclose it.

Moreover, this Court should not countenance efforts to circumvent advance notice bylaws by having certain members of a group who are seeking to nominate directors to take control of a company use someone who is not even a stockholder to be the "face" of the nominations, and to have that person purchase a small amount of stock and then nominate director candidates, all without being made privy to who is really behind the nominations – even assuming Jorgl was actually kept in the dark here, which he was not. By way of analogy, in the federal context of a distribution chain conspiracy, multiple players can act as a "strand rather than a link." *U.S. v. Cerro*, 775 F.2d 908, 915 (7th Cir.1985); *see also U.S. v. Prescott*, 672 F.2d 882, 886 (11th Cir. 1982) (rejecting the argument that "because [the participants] had no knowledge of the transactions in which they did not participate . . . they did not know and could not have known of the scope of the conspiracy alleged in the indictment."). Those strands can make one "part of a common enterprise" and "the various arrangements and transactions alleged to constitute or manifest a single conspiracy contribute to the success of the overall undertaking and in that sense reinforce each other." *Id.* Even if Jorgl was brought in at the last minute solely to be the "face" of the enterprise and was truly kept in the dark, he was still part of the overarching understandings and arrangements. The participants of the Jorgl Group were all acting together to attempt to take over AIM through the nomination scheme and individual aspects of their arrangements reinforced each other and their end goal.

b. The Jorgl Notice failed to disclose arrangements and understandings among Jorgl, Chioini, Rice, Tudor, Xirinachs, Deutsch, and Kellner.

The evidence showing Tudor was a driving force behind Jorgl's nominations and was party to arrangements or understandings pursuant to which those nominations were made is discussed above. In addition, there is overwhelming evidence showing that prior to Jorgl delivering the Jorgl Notice, Chioini, Rice, Tudor, and Xirinachs were working together, discussing legal strategy, and formulating their plan for the proxy contest and hostile takeover of AIM, with Tudor keeping Deutsch and Kellner in the loop throughout the process. The record contains ample evidence of numerous arrangements or understandings among this group that started well before July 8 and were not disclosed in the Jorgl Notice.

The evidence of those arrangements or understandings pursuant to which the nominations were made is discussed in more detail at pages 14-25 above. It dates back to at least December 2021 when Tudor and Lautz were devising a way to get an "activist" to "oust" the Board. DX21; DX22; DX23. It continues with the defective Lautz nomination and includes emails back and forth between Chioini and Xirinachs in April 2022, regarding AIM's 2021 Proxy Statement and Bylaws, specifically highlighting the advance notice provisions. DX43; DX49 From there, the nomination and takeover scheme continued. *See* DX50 (Chioini emails Xirinachs on May 1, about a call with Tudor regarding the "AIM deal"); DX52

(Xirinachs and Tudor invited to meeting with BakerHostetler and Chioini regarding "Potential Engagement: Proxy Contest" on May 3); DX56 (On June 2, Tudor emailed Kellner that he has "2 strong candidates to run and get control of the BOD."); DX62 (Tudor and Lautz texting on June 21, asking if Lautz had found anyone "to be the face of the activist"); DX65 (Chioini texting Xirinachs and Rice on June 23, to "talk in the morning regarding 1000 share purchase"); DX69 (Chioini boasting to Rice about smoking a cigar to "celebrate winning board taking control of the company."); Chioini:104:21-105:5 (Chioini testified that Xirinachs was assisting with transferring the shares to Jorgl's name on July 5); DX78 (Tudor -- the day after the nomination -- confirms to Kellner that Tudor submitted Rice and Chioini as director candidates); DX79 (Xirinachs -- two days after the nomination -- emails Chioini about their plans regarding AIM and twice refers to Jorgl's slate as "our" slate).

Moreover, between June 2 and July 8 (the day Jorgl submitted the nomination notice), Xirinachs appears on Chioini's privilege log 37 times. Almost all of the descriptions are either "[c]ommunication with counsel seeking legal advice regarding proxy contest" or "[c]ommunication with counsel seeking legal advice regarding board nomination." DX93 Chioini also withheld communications with Xirinachs before July 8 ***on common interest grounds***. He withheld an email dated June 27 between him and Xirinachs with the subject matter "FW: aim," claiming

common interest regarding the nomination letter. Rice withheld an email between him and Chioini on the same date, with the same subject, and the same exhibits on the exact same common interest grounds. DX104 at 1 (June 27 entry). The transitive property of course links Chioini, Xirinachs, and Rice as all having a common interest before July 8. Moreover, counsel objected at Jorgl's deposition to him disclosing conversations between him and Chioini on common interest grounds (Jorgl:54:17-55:23), so Jorgl is also in the common interest group.

Jorgl, Rice, and Chioini have invoked the common interest doctrine over communications before July 8 (the date of the nomination notice) relating to AIM and the proxy contest, including communications with Xirinachs. Despite this, Plaintiff argues that there was no undisclosed arrangement or understanding among his co-conspirators pursuant to which the nominations were to be made. These positions are mutually exclusive. Plaintiff cannot in good faith claim not to have had any arrangements or understandings relating to the nominations while simultaneously alleging a common interest among Jorgl, Chioini, Rice, and Xirinachs relating to AIM and the proxy contest.

The assertion of the common interest privilege necessarily implies the existence of a group, the members of which were acting in concert toward a shared objective. In *Jedwab v. MGM Grand Hotels, Inc.,* the court held that the common-interest privilege of "Rule 502(b) is a recognition that a disclosure may be regarded

as confidential even when made between lawyers representing different clients if in the circumstances, those clients have interests that are so parallel and non-adverse that, at least with respect to the transaction involved, they may be regarded as acting as joint venturers."[17] Courts have also described the common interest as applying to "parties engaged in a common enterprise."[18]

Since the invocation of the common-interest privilege requires the parties involved be "regarded as acting as joint venturers[,]" or, similarly, to be "engaged in a common enterprise[,]" this logically precludes any argument from Plaintiff that there is not an arrangement or understanding beyond what was disclosed in the Jorgl nomination.

This set of facts illuminates numerous arrangements or understandings pursuant to which the nominations were made that were not disclosed in the Jorgl Notice (and for which the names of participants were not disclosed), including:

- The arrangement or understanding to have Jorgl serve as the stockholder who would be the "face" of the group on whose behalf the

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[17] *Jedwab v. MGM Grand Hotels, Inc.*, 1986 WL 3426, at *2 (Del. Ch. Mar. 20, 1986).

[18] *Titan Inv. Fund II, LP v. Freedom Mortg. Corp.*, 2011 WL 532011, at *4 (Del. Super. Feb. 2, 2011); *See also Rembrandt Technologies, L.P. v. Harris Corp.*, 2009 WL 402332, at *7 (Del. Super. Feb. 12, 2009) (common interest privilege applies where a "third party and the privilege holder are engaged in some type of common enterprise and the legal advice relates to the goal of that enterprise").

nominations were made so that other members of the group, including Tudor (who is subject to multiple injunctions and has been convicted of securities fraud) and Xirinachs (who pled guilty to securities fraud), could be concealed.

- Likewise, the arrangement or understanding to conceal the involvement of Tudor and Xirinachs, when Jorgl delivered the notice.
- The arrangement or understanding to structure the conspiracy to involve different cells so that certain members of the conspiracy could contend they did not directly communicate with each other, and to allegedly keep Jorgl in the dark (and Jorgl's agreement to be kept in the dark) as to the involvement and role of others (including Tudor), again all as part of the overall plan to conceal the involvement of Tudor, Xirinachs, and others.
- The arrangements or understandings that Chioini, Rice, and Xirinachs had with Jorgl (a non-stockholder at the time) for Jorgl to purchase AIM shares and transfer them to record name solely for purposes of having a stockholder other than Tudor serve as the "face" of the nomination group. The conspirators called the need to get the shares into record name "[t]he most critical part" of their nomination effort. DX65.

- The arrangements or understandings Chioini and Xirinachs (and likely others) had with respect to ousting control of AIM for their personal enrichment, without disclosing Xirinachs involvement and funding, including looking "for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merge with." DX79.

The Jorgl Notice omitted any disclosure of these "arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made." (DX84, Ex.B § 1.4(c) second sentence (i))). Therefore, the Jorgl Notice and his attempted nominations were invalid and ineffective for failure to comply with AIM's Bylaws. Jorgl cannot even demonstrate a probability of success on the merits that his notice was compliant, let alone show he is entitled to judgment as a matter of law based on undisputed facts. In his brief, he addresses almost none of the damning facts summarized above and discussed in the Factual Background.

c. <u>The Jorgl notice failed to accurately disclose arrangements and understandings in place as of July 8 regarding who would fund the nomination efforts.</u>

Plaintiff contends he and his group did not have any financing arrangements or understandings in place as of July 8, other than that "it is expected that the Nominees will pay or contribute to the costs of the solicitation of proxies for their election, including the costs and expenses of the Nominating Stockholder." DX102,

at ‘7850. The record shows this was inaccurate (at best) and that Chioini (but ***not*** Rice), together with Xirinachs (using Tusa as a front), were expected to fund the proxy solicitation and hostile takeover efforts all along, given Jorgl’s limited participation as just the “face” of the nomination efforts. The evidence shows further that the conspirators purposefully postponed entering into a formal written agreement regarding funding until after the Jorgl Notice was delivered in yet another effort to conceal the arrangements and understandings regarding funding of the nominations. First, the Jorgl Notice is at best misleading because it indicated Rice would be paying or contributing to the funding, which discovery has shown is not true. *See* Rice_121:7-10 (“Q. Are you funding any of the legal costs or other fees and expenses for … Mr. Jorgl’s nomination efforts? A. No.”); Rice_157:2-4 (“Q. Were you involved in trying to find funding for the proxy effort? A. No.”); Rice_156:19-24 (“Q. So is it your testimony that Rob [Chioini] was responsible for the funding of the proxy?” A. “That – that’s . . . my answer.”). Second, Rice stated his understanding that Tusa (*i.e.*, River Rock) was “contributing part of the fees” as of July 8. Rice_154:17-19. But the group’s actions speak louder than their self-serving, after-the-fact protestations.

Xirinachs was involved in the nomination and takeover scheme, as well as the funding efforts, well before July 8. For example, an email on May 2, shows BakerHostetler forwarding a Teams meeting invite regarding “Proxy Contest” to

Tudor and Xirinachs. DX51 The day before this, Chioini sent an email to Xirinachs saying, "I also want to have a call with Franz today ***re AIM deal***, preferably before 6PM because I am supposed to speak with the lawyer afterward tonight, so let [me] know what time you can do the call." DX50 This means Chioini spoke to Xirinachs, Tudor, and "the lawyer" on May 1, and the next day BakerHostetler sends Tudor and Xirinachs a meeting invite.

Xirinachs was then participated in communications with Chioini and BakerHostetler that included BakerHostetler providing legal advice "regarding nomination, proxy contest, and strategy for same" on June 2, June 3, June 8, June 9, June 15; "regarding board nomination" on June 23, June 26, June 27, and June 30. *See* DX93 Most damning is that Chioini's log shows emails on July 5 between Chioini, Xirinachs, and BakerHostetler, "regarding *engagement letter* and board nomination." *Id*. (emphasis added). The fact that Xirinachs was receiving legal advice from BakerHostetler on July 5, in an email with the subject line "1000 share trade," makes clear he was working pursuant to an arrangement or understanding with Chioini. DX73 Most clearly, as discussed in the Factual Background (*infra* 21), Chioini tellingly withheld an email and attachments, titled "AIMNominationLetter" and "SummaryofRequiredInfoandDefinitions," sent between him and Xirinachs, claiming privilege based on *common interest.* DX93.

Prior to submitting the nominations on July 8, Jorgl was having second thoughts due to concerns he might have to fund part of the proxy contest or legal fees. Chioini assured Jorgl that "[Y]ou are not responsible for any part of the legal bill…." (DX77) and "We are paying fees … you will not be on the hook….". (DX69). Again, the "we" could not have included Rice because as his own deposition testimony supports, he never agreed to be responsible for any of the funding. Rice:121:7-10; Rice:156:19-24; Rice:157:2-4.

After receiving the assurance from Chioini that the vague "we" would be paying the fees, Jorgl submitted his notice on July 8. The next business day, July 11, Xirinachs initiated an email chain by sending an email to BakerHostetler with the subject "Engagement Letter." *Id.* That same day Xirinachs contacted Tusa about providing financing. *See* Tusa Tr. at 48. Tusa allegedly "agreed" to provide financing from River Rock, an entity that had no money in its bank account, though Tusa "never really discussed … what the expenses would be." *Id*. at 49; *see also* DX83 But Tusa and River Rock never made any payments of any type on behalf of the group, and Tusa did not even know that others had entered into an agreement where River Rock would cover the expenses of a proxy solicitation firm. Tusa:71, 117-20. Instead, later disclosures say that Xirinachs "paid certain expenses on behalf of River Rock [] and agreed to be jointly responsible for expenses with Mr. Chioini going forward." DX91.

Plaintiff's group has tangled itself in knots trying to keep its story straight. Unfortunately for it, these contemporaneous documents show Xirinachs was everywhere as it related to retaining BakerHostetler and paying its fees; he communicated about it days before and days after July 8. He brought in Tusa and River Rock as a front to try to conceal that he would be providing the funding, and in fact covered all of the fees. Indeed, Plaintiff gives away too much in his brief when he says that his group "was able to secure financing arrangements with … Michael Xirinachs" "[i]n the ensuing weeks" after July 8. POB 21. That cannot be squared with Plaintiff's press release in July, as well as his verified complaint on July 29, and briefing on his requested TRO the same day, which made no mention of Xirinachs covering fees. *See* DX84 n.7 (describing Jorgl's July 27 group agreement, and failing to list Xirinachs); *see also* Dkt:20, at 21 n.5. The reason Plaintiff cannot square all of this is because doing so would require him to acknowledge that Xirinachs had an arrangement and understanding with Chioini and the other conspirators to provide the financing as of July 8. That he tried to conceal Xirinach's role through Tusa's involvement, only for it to come out Tusa did not make a single payment, confirms yet another instance of this group attempting to play hide the ball so as to avoid having to disclose the involvement of yet another convicted securities fraud felon.

The Jorgl Notice omitted any description of the understandings or arrangement relating to funding of the nomination efforts and proxy contest, and misleadingly stated Rice would contribute to the funding. (DX102). Therefore, the Jorgl Notice and his nominations were invalid and ineffective for failure to comply with AIM's Bylaws. Plaintiff cannot even show a probability of success on the merits of his claim that the Jorgl Notice sufficiently disclosed arrangements and understandings concerning funding, let alone that he is entitled to relief as a matter of law based on undisputed facts.

B. The Board Did Not Breach its Fiduciary Duties by Properly Rejecting the Jorgl Notice

For the reasons described above, Jorgl's Notice failed to comply with AIM's advance notice bylaws because it failed to disclose required information. Plaintiff contends that even if his nomination notice was noncompliant, the AIM directors nevertheless should have accepted his nominations and that they breached their fiduciary duties by failing to do so. He contends the directors were "hyperaggressive" in rejecting his nominations and did so only to "entrench themselves." POB 52-53. The record, however, tells a far different story. the AIM's directors fulfilled their fiduciary duties by carefully considering the nomination notice and other facts known at the time and acted in good faith and in the best interests of the Company and the stockholders to protect them from an undisclosed

activist group who sought to take control of AIM for undisclosed purposes without paying for control and while concealing the involvement of a known securities fraud felon.

This Court recently held in *Lee Enterprises* that enhanced scrutiny review "[w]hether labeled as *Unocal* or *Blasius*," is the appropriate standard of judicial review to apply when assessing a Board's compliance with its fiduciary duties in rejecting a stockholder nomination notice for failure to comply with the bylaws. 2022 WL 453607 at *15 (Del. Ch.). Enhanced scrutiny "requires a context-specific application of the directors' duties of loyalty, good faith, and care." *Id*. at *16. The Board must "identify the proper corporate objectives served by their actions . . . [and] justify their actions as reasonable in relation to those objectives." *Id.* (quoting *Mercier v. Inter-Tel (Del.) Inc.*, 929 A.2d 786, 810 (Del. Ch. 2007)). If the actions of the Board function as a reasonable limitation on the rights of stockholders to nominate directors, those actions "will generally be validated." *Lee Enters.*, 2022 WL 453607, at *16.[19]

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[19] Plaintiff incorrectly argues that enhanced scrutiny review impacts whether Plaintiff complied with the Bylaws. POB 36. This conflates separate analyses, and it is not how this Court has previously analyzed such disputes. *See Lee Enterprises*, 2022 WL 453607 at *9 (describing that "consideration of an advance notice bylaw's application begins with a contractual analysis"); *CytoDyn*, 2021 WL 4775140, at *15 (applying "canons of contract construction" to construe bylaws).

The AIM directors acted faithfully and their rejection of the defective nomination notice served proper corporate objectives. Jorgl "failed to comply with a validly enacted bylaw that had a legitimate purpose. The relevant bylaw requirements could readily have been satisfied by any stockholder. And there is no evidence of 'manipulative conduct' [by the Board]" *Lee Enterprises*, 2022 WL 453607, at *16.

a. The Advance Notice Bylaw was validly enacted and any stockholder could have complied with its requirements

Plaintiff does not (and cannot) claim that the Bylaws were not validly enacted or that compliance was impossible. The Bylaws were adopted on a clear day, and have been in place going back to at least 2007, meaning they "were adopted years before this putative proxy contest was conceived." *CytoDyn Inc.*, 2021 WL 4775140, at *14. The Advance Notice Bylaw was enacted for an "indisputably legitimate purpose." *Id*. As this Court explained in *Lee* and *CytoDyn*, advance notice bylaws permit orderly elections, give corporations sufficient time to respond to shareholder nominations, and prevent last-minute surprise attacks by third parties for control. *Id.*; *Lee Enters.*, 2022 WL 453607, at *9.

Any diligent stockholder could comply with the Advance Notice Bylaws, which do not differ meaningfully from "commonplace" advance-notice provisions. *Lee Enters.*, 2022 WL 453607, at *9. The Advance Notice Bylaws requiring a

stockholder seeking to give notice of nominations to disclose any beneficial holder on whose behalf the nomination is being made and to disclose all arrangements or understandings between stockholders, nominees, and others pursuant to which the nominations are made, are reasonable provisions. Compliance was not difficult.

As described above, the deficiencies in Plaintiff's notice were intentional. The scheme was intended to hide the involvement of Tudor and Xirinachs. Nothing prevented Plaintiff from complying with the requirements of the Bylaws, except the desire of Chioini, Tudor, and Xirinachs to obfuscate the existence of their arrangements or understandings and the involvement of Tudor and Xirinachs.

b. Plaintiff does not argue there was manipulative conduct

Plaintiff does not submit evidence of "manipulative conduct" that somehow caused Plaintiff to fail to comply with the Bylaws. *Lee Enterprises*, 2022 WL 453607, at *17. The Board did not change any policies or the way it interprets the Bylaws. Nor did the Board engage in manipulative conduct in setting or disclosing a meeting date. The Board's rejection of Plaintiff's notice was solely a result of the Notice's clear defects.

c. The AIM Board acted properly and for legitimate corporate purposes, based on the available information, and discovery proved them right.

While the AIM Board did not know of Xirinachs' involvement on July 14 (because Jorgl concealed it), the Board surmised, based on the information available

to it, that a harmful scheme involving undisclosed actors and undisclosed arrangements and understandings was afoot. The AIM Board properly identified the proper corporate objectives served by their decision to reject the Jorgl Nomination Notice and their actions in rejecting the notice were reasonable in relation to that objective. *See Lee Enterprises*, 2022 WL 453607 at *16.

To start, the Board rejected Jorgl's nomination "under the shadow of" the multi-year effort by Tudor and Deutsch to harass and interfere with AIM's business, *id.*, and thus "it is useful to explore the context in which the Nomination Notice was submitted and then considered by the incumbent Board," *Cytodyn*, 2021 WL 4775140 at *16. As discussed above, the Board knew that Tudor had previously been convicted of securities fraud and was subject to SEC injunctions. The Board was aware that Tudor's interference with AIM had become so disruptive that AIM obtained injunctive relief in Florida to prevent further abuses. *Infra* 6-7. Despite that, Tudor and Deutsch continued to harass AIM. Equels:215-16. (describing that Tudor was "engaged in a pattern of activities inconsistent with both a federal injunction and a state court injunction, attacking the company, its management…reaching out to different stockholders…") The Board was also aware of management's suspicious that Tudor was behind the defective Lautz nomination notice (which discovery has confirmed), and was aware that on May 17, after AIM rejected the defective Lautz nomination notice, Tudor threatening AIM's outside

investor relations firm that Tudor was taking the "gloves off" on May 17. DX50; Equels: 216-17.

Thus the Board saw through the charades when Jorgl came on the scene, purchasing only 1,000 shares 10 days before submitting the nomination notice, and nominating Chioini, who was also one of Lautz's nominees. Equels at 209, 217. This "struck [Equels] like a bolt of lightning." Equels at 209. He "searched for the relationship between Mr. Chioini and Mr. Tudor, [and] discovered that Mr. Tudor and Mr. Chioini had been working together for years at Rockwell Medical, SQI Diagnostics." *Id.* at 210. He also discovered a "relationship between Mr. Rice and Mr. Tudor, because Mr. Rice was providing the IR/PR function for Rockwell." *Id.* The Board was aware of all of this background and informed of the various relationships uncovered by the research when it met on July 14 to evaluate the Jorgl Notice. *See infra* 10-12. The Board discussed the "information the Company and its advisors had learned to date regarding the group of individuals behind the nomination notice," and how that information showed the notice was false and thus defective. DX75

The Board recognized the Jorgl Nomination for what it is: a hostile takeover attempt orchestrated and funded by at least one known criminal to take over AIM. Mitchell:54-55; Equels:188-92. This is exactly how the contemporaneous documents of Plaintiff's group describe it. *See* DX69 (Rice and Chioini texting

about "taking control of the company"); DX79 (Xirinachs stating "the way I hope this all plays out is we get control of AIM"). After lengthy discussion, the Board determined there was a strong likelihood that there existed undisclosed arrangements or understandings among Jorgl, his nominees, and Tudor and/or other stockholders or other persons pursuant to which Jorgl had made the nominations. Mitchell:55:11-16; Appelrouth:98:22-100:25; Equels:229:15-232:2. Among other things, the Board discussed that Jorgl did not appear to have any economic or other motive for seeking to nominate director candidates and incurring the significant expenses of a proxy contest unless undisclosed persons were actually behind the nominations. Mitchell:54:3-20; DX75.

AIM's directors were understandably concerned that there was an undisclosed plan by an undisclosed group of stockholders and others working in concert to take control of AIM without paying for control and without disclosing their arrangements and understandings with respect to the nominations, including arrangements or understandings concerning the actions the nominees intended to take if elected. Equels:167:14-168:19; Mitchell:54:10-21. They were concerned that Tudor and other undisclosed participants were acting "with the intent on taking control of the Company and potentially raiding it or taking other action adverse to stockholders." DX75. Discovery, of course, has shown they were correct.

The Board determined to enforce AIM's Advance Notice Bylaws and reject Jorgl's nominations as defective because the evidence they had demonstrated that the Jorgl Notice failed to disclose information required by the Bylaws. The decision was made in good faith and on a fully informed basis and was a reasonable step to protect stockholders from individuals flouting AIM's Advance Notice Bylaw and potentially seeking to harm AIM and its stockholders through a campaign of deception and obfuscation designed to conceal the involvement of known criminals and their plans.

Plaintiff warns of "a dangerous precedent for stockholder proxy contests moving forward," that will create unnecessary litigation should the Court recognize that the Board had a good faith basis for its decision despite not knowing the information Plaintiff concealed. POB 50-51. But that is not so. First, the bylaws as enforced here "furthers the information-gathering and disclosure functions of" such provisions. *Lee Enterprises*, 2022 WL 453607, at *18. There were no "pretextual reasons" for the Board's actions, and the reason there is litigation is because Plaintiff's group sought to conceal required information. Second, the facts here would not encourage other boards to deny nominations without reasoning "in hopes of learning about some technical defective [sic] through costly discovery. POB 50-51. Working through the "three Rumsfeldian categories of risk: known knowns, known unknowns, and unknown unknowns," *AB Stable VIII*

LLC v. Maps Hotels & Resorts One LLC, 2020 WL 7024929, at *65 (Del. Ch.), Plaintiff worries that future boards will make a decision without any "known facts." Br. at 47. That is not Defendants' argument, and it is not the facts here. The Board's decision was based on "known knowns."

AIM's directors complied with their fiduciary duties and satisfy the enhanced scrutiny standard of review. Plaintiff is unable to show a probability of success on the merits, let alone show that he is entitled to relief as a matter of law based on undisputed facts.

C. After-Discovered Facts Corroborate the Board's Decision and Also Provide Additional Grounds for the Court to Conclude that Jorgl Did Not Comply with the Bylaws

Realizing that the information uncovered in discovery is devastating to his case, Plaintiff contends none of it can be used as a basis for determining that the Jorgl Notice is defective. He is wrong. Legally, he makes far too much of the line from *CytoDyn* that the "Board cannot base its decision to reject the Nomination Notice on after-discovered facts." *CytoDyn,* 2021 WL 4775140, at *21. Just as Vice Chancellor Slights said in *CytoDyn* "that is not what happened here." *Id.* The Board did not base its July 14 decision to reject the Jorgl Notice on after-discovered facts; it based the decision on the overwhelming evidence it had at the time. Like in *Cytodyn*, "Board legitimately suspected that" Tudor (and potentially others) were behind the Jorgl Nomination. In fact, the AIM Board had far more than just a

"legitimate suspicion." It determined in view of all the facts and circumstances, that the only rational explanation for why Jorgl would purchase a small number of AIM shares and then incur, together with his nominees (who owned no AIM stock), the substantial expense of a proxy contest, was that a stockholder with skin in the game – likely Tudor – was actually behind the nominations. The evidence the Board had at the time, including all the background with Tudor, Deutsch, and Kellner, both Lautz and Jorgl nominating the previously unknown Chioini, and the long history of Chioini and Rice working together with Tudor, all further supported the Board's conclusion.

And just as the Court in *Cytodyn* considered evidence from discovery that "corroborat[ed] the Board's suspicion," the discovery here corroborates (and proves correct) the Board's determination. Discovery has established that, among other items discussed above, Tudor put together the Lautz nomination, including by introducing Chioni and Ring to Lautz; he, Chioini, and Xirinachs coordinated closely for months, with the assistance of counsel, regarding the nominations and proxy contest, and were looking for a "face" for their proxy contest so that Tudor and Xirinachs would not have to be disclosed; Tudor kept Deutsch and Kellner apprised of all this; after Lautz decided he could no longer be that "face," Chioini and Rice recruited Jorgl to be the "face"; after Jorgl submitted his nominations,

Tudor represented to Kellner that Tudor had really been the one who nominated Chioini and Rice. DX78.

Discovery also caused Plaintiff's group to disclose facts that led to revising its Group Agreement, and updating public disclosures (the group's preliminary proxy statement) to disclose for the first time disclose that Xirinachs was involved with the financing of the group's efforts. This shows they are covering their tracks for arrangements and understandings that existed all along.

As in *CytoDyn*, the discovery in this case corroborates that Board's good faith basis for determining that the Jorgl Notice was deficient in numerous respects, as discussed above. "For Plaintiff[] not to appreciate the presence of that elephant in the room reflects either reckless indifference or deliberate gamesmanship." *CytoDyn*, 2021 WL 4775140, at *21.

But Plaintiff is also incorrect that evidence learned after the Board determined to reject the Jorgl Notice cannot be used as a basis to reject Jorgl's nominees at AIM's annual meeting. AIM was not required to send any rejection notice. While doing so is customary practice, there is no basis in the Bylaws or Delaware law for concluding that a corporation is somehow precluded from using later learned information to enforce its bylaws and as additional basis to reject a defective nomination notice at the annual meeting. Indeed, AIM's Bylaws specifically provide that "the chair of the [annual] meeting shall have the power ***and duty*** to (i)

determine whether a Stockholder Proposal is not made in accordance with the procedures set forth in this Section 1.4 and (ii) if any Stockholder Proposal is not in compliance with this Section 1.4, … to declare that such Stockholder Proposal shall be disregarded." DX84, Ex.B § 1.4(d). This declaration necessarily takes place at the annual meeting itself.

Plaintiff's proposed rule would result, for example, in a corporation being unable to reject a nomination if it were learned right before the annual meeting that the stockholder is no longer a record holder or, as here, that the stockholder outright concealed critical information required to be disclosed under the Bylaws. That cannot be Delaware law, and the Court can and should conclude that the Jorgl Notice failed to comply with the Advance Notice Bylaws for all the reasons discussed above, regardless of whether AIM knew of the information when the Board rejected the nominations based on the information it had at the time. By definition the exact details of everything Plaintiff and his co-conspirators *concealed* about their arrangements and understandings and who was behind the nominations could not have been known by the Board on July 14. Plaintiff's unworkable and unprecedented rule would require directors to be clairvoyant anytime a stockholder submitting a nomination notice engages in active concealment.

III. PLAINTIFF CANNOT SHOW IMMINENT IRREPARABLE HARM

"An injunction, being the 'strong arm of equity' should never be granted except in a clear case of irreparable injury, and with full conviction on the part of the court of its urgent necessity." *FMC Corp. v. R. P. Scherer Corp.*, 1982 WL 17888, at *3 (Del. Ch.) (citation omitted). Plaintiff bears the high burden of showing irreparable harm, which requires demonstrating that he would have no adequate recourse absent the "extraordinary remedy" of an injunction. *In re Delphi Fin. Grp. S'holder Litig.*, 2012 WL 729232, at *18 (Del. Ch.).

Plaintiff's Group simply needed to comply with Section 1.4 of AIM's Bylaws to have his nomination accepted. They decided not to do so, and are now relying on "a misplaced hope that equity would ride to the rescue should the Board call them out on the woefully deficient disclosure." *CytoDyn*, 2021 WL 4775140, at *18. There is no reason for the Court to do so. *See Phelps Dodge Corp. v. Cyprus Amax Minerals Co.*, 1999 WL 1054255, at *2 (Del. Ch.) ("This Court cannot and … should not save [Plaintiff] from [it]self."); *see also CytoDyn Inc.*, 2021 WL 4890876, at *2 (ORDER) (refusing to aid stockholder for "self-inflicted" harm). If Plaintiff was truly concerned for the stockholders of AIM, then when he joined their ranks days before the deadline to submit a compliant nomination, he should have focused on disclosing, rather than concealing, the required information.

IV. THE EQUITIES WEIGH AGAINST AN INJUNCTION

To obtain the requested relief, Plaintiff must show that the Court's "failure to grant the injunction will cause [Plaintiff] greater harm than granting the injunction will cause [Defendants]." *N.K.S. Distributors, Inc. v. Tigani*, 2010 WL 2367669, at *5 (Del. Ch.). In addition, Plaintiff must show that the "legitimate interests of the public or innocent third parties" will not be injured by the issuance of the requested remedy. *In re RJR Nabisco S'holders Litig.*, 1989 WL 7036, at *12 (Del. Ch.).

Plaintiff contends that the stockholders will suffer if Defendants remain on the Board. POB 53. That is a brazen claim by someone who first purchased only 1,000 AIM shares only days before submitting a nomination, who has refused to put meaningful skin in the game, and who engaged in active concealment (both in his nomination notice and in discovery) of information that the Bylaws required him to disclose. Through these efforts Plaintiff attempted to deprive AIM, its Board, and its stockholders of information to which they are entitled under the Advance Notice Bylaws. The behavior of Plaintiff's group makes it ill-suited to seek a bail out under the guise of equity. As in *CytoDyn*, the Court should refuse to "ride to the rescue" after the AIM Board "call[ed] them out on the woefully deficient disclosure." *CytoDyn*, 2021 WL 4775140, at *18.

The real harm to stockholders will occur if AIM's stockholders are forced to bear a proxy contest involving known criminals who evaded complying with the

Advance Notice Bylaw and who intend to harm AIM and its stockholders for their own benefit. Discovery has vindicated the Board's decision to defend the Company and its stockholders by rejecting Jorgl's Nomination Notice. The balance of equities weights strongly in favor of Defendants.

CONCLUSION

Defendants respectfully request that the Court deny Plaintiff's Motion for a Mandatory Preliminary Injunction.

POTTER ANDERSON & CORROON LLP

By: */s/ Michael A. Pittenger*

Michael A. Pittenger (No. 3212)
William R. Denny (No. 2580)
Matthew F. Davis (No. 4696)
Nicholas D. Mozal (No. 5838)
Laura G. Readinger (No. 6237)
Carson R. Bartlett (No. 6750)
Shelby M. Thornton (No. 6938)
1313 N. Market Street
Hercules Plaza, 6th Floor
Wilmington, DE 19801
(302) 984-6000

Dated: September 27, 2022

Attorneys for Defendants AIM ImmunoTech Inc., Thomas K. Equels, William Mitchell, and Stewart Appelrouth

WORDS: 13,985

CERTIFICATE OF SERVICE

I hereby certify that on this 4th day of October 2022, a copy of the foregoing *Public Version of Defendants' Answering Brief in Opposition to Plaintiff's Motion for Preliminary Injunction* was served via File & Serve*Xpress* upon the following attorneys of record:

Jeffrey J. Lyons, Esquire
BAKER & HOSTETLER LLP
1201 N. Market Street, Suite 1402
Wilmington, Delaware 19801

/s/ Shelby M. Thornton
Shelby M. Thornton (#6938)